Exhibit 10.1

EXECUTION COPY

AGREEMENT TO ASSUME LIABILITIES
AND TO ACQUIRE ASSETS
OF BRANCH BANKING OFFICES

Between

PACIFIC TRUST BANK, FSB

and

AMERICANWEST BANK

May 31, 2013

AGREEMENT TO ASSUME LIABILITIES
AND TO ACQUIRE ASSETS OF
BRANCH BANKING OFFICES

THIS AGREEMENT entered into as of May 31, 2013 between PACIFIC TRUST BANK, FSB, a federal savings bank (the “Seller”), having its principal office and place of business in Irvine, California, and AmericanWest Bank, a Washington state chartered bank (the “Buyer”), having its principal office and place of business in Spokane, Washington, is made with reference to the following facts:

A.           The Seller owns and operates eight (8) branch banking offices located at the addresses set forth on Exhibit A (the “Branches”) and conducts a banking business at such locations. The Seller is willing to transfer to the Buyer certain assets of the Branches in consideration of the Buyer’s assumption of certain liabilities, duties and obligations of the Seller in respect of the Branches and payment of certain sums to the Buyer therefor, all upon the terms and subject to the conditions set forth herein; and

B.           The Buyer is willing to purchase, receive and acquire said assets, to assume said liabilities, duties and obligations of the Seller and to commence a banking business at the Branches upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions, representations and warranties contained in this Agreement, the Buyer and the Seller agree as follows:

Article I.

Definitions

Unless the context otherwise specifies and requires, each of the terms defined in this Article I shall, for all purposes of this Agreement, have the meaning set forth herein, and all of the following definitions shall be equally applicable to both the singular and the plural forms of the terms defined:

1.1 Accrued Interest.  The term “Accrued Interest” on any Assumed Deposit Accounts at any date means the interest and other amounts that are owed to the customer which have been accrued on such Assumed Deposit Accounts to and including such date and not yet posted to such Assumed Deposit Accounts.

1.2 Accountants.  The term “Accountants” shall have the meaning specified in Section 3.2.

1.3 ACH Items.  The term “ACH Items” means automated clearing house debits and credits, including social security payments, federal recurring payments and other payments debited and/or credited to or from Deposit accounts pursuant to arrangements between the owner of the account and a third party directly making the credits or debits.

1.4 Acquisition Proposal.  The term “Acquisition Proposal” shall have the meaning specified in Section 9.2(a).

1.5 Affiliate.  The term “Affiliate” of a Person means any Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, or a director, officer, partner, joint venturer or member of such Person.

1.6 Agreement.  The term “Agreement” means this Agreement to Assume Liabilities and to Acquire Assets of Branch Banking Offices, including all Schedules and Exhibits, and as modified, amended or extended from time to time.

1.7 Assets.  The term “Assets” means each of the assets, properties and rights referred to in Section 2.4.

1.8 Assumed Deposit Accounts.  The term “Assumed Deposit Accounts” means all Deposits that are demand deposits, negotiable order of withdrawal deposits, savings deposits, certificates of deposit, OneAccount Deposits at the Temecula and Riverside Branches, or money market deposits and that are existing on the books and records of the Branches as of the close of business on the Closing Date; provided, however, that Assumed Deposit Accounts shall not include any Excluded Deposit Accounts.

1.9 Assumed Deposit Amount  The term “Assumed Deposit Amount” means the aggregate amount of the outstanding balances of all Assumed Deposit Accounts, together with all Accrued Interest thereon, but net of the aggregate amount of outstanding Overdrafts.

1.10 Bancorp.  The term “Bancorp” shall have the meaning specified in Section 9.2.

1.11 Banking Agency.  The term “Banking Agency” shall mean the California Department of Financial Institutions, Federal Reserve Board, the Washington State Department of Financial Institutions, Division of Banks, Federal Deposit Insurance Corporation, Comptroller of the Currency or any other banking Governmental Body with supervisory or regulatory authority over Seller or Buyer.

1.12 Branch ATMs.  The term “Branch ATMs” shall have the meaning specified in Section 2.4(g).

1.13 Branches  The term “Branches” shall have the meaning specified in the Recitals hereto.

1.14 Branch Financial Statements.  The term “Branch Financial Statements” means a cost summary and deposit summary for each of the Branches as of and for the month ended March 31, 2013 together with all notes thereto.  A copy of each of the Branch Financial Statements, duly certified by the Chief Financial Officer of the Seller to be in accordance with the representations and warranties set forth in Section 4.1.3, is attached hereto as Exhibit B.

1.15 Business Day.  The term “Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions are required or permitted by law or other governmental action to be closed in the State of California.

1.16 Buyer’s Officers’ Certificate. The term “Buyer’s Officers’ Certificate” shall have the meaning specified in Section 6.3.3.

1.17 Cash.  The term “Cash” shall mean currency of the United States of America in the form of immediately available funds.

1.18 Cash on Hand.  The term “Cash on Hand” means all petty cash, vault cash, cash in Branch ATMs and teller cash located at the Branches, in each case as of the close of business of the respective Branch (6:00 P.M. local time for each Branch ATM) on the Closing Date.

1.19 Change-in-Control Acquisition Proposal.  The term “Change-in-Control Acquisition Proposal” shall have the meaning specified in Section 9.2.

1.20 Claim.  The term “Claim” shall have the meaning specified in Section 4.1.6.

1.21 Closing.  The term “Closing” shall have the meaning specified in Section 7.1.

1.22 Closing Date.  The term “Closing Date” shall have the meaning specified in Section 7.1(b).

1.23 Compact Disc.  The term “Compact Disc” shall mean the computer data storage discs in Excel or any other agreed upon format prepared by Seller which shall contain the information required for the automated conversion of the Assumed Deposit Accounts.

1.24 Continuing Employees. The term “Continuing Employees” shall have the meaning specified in Section 8.1.2.

1.25 Control.  The term “Control” and the correlative terms “Controlling” and “Controlled” mean, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.26 Correspondent Account.  The term “Correspondent Account” shall mean the deposit account established by Buyer with Seller to facilitate the settlement of amounts due to or from either party under the provisions of Sections 2.8.4, 2.8.8, and 2.8.12, and for which each party shall provide to the other sufficient documentation to identify the items to which required deposits to or withdrawals from this account pertain.

1.27 Covered Purchased Account Loan.  The term “Covered Purchased Account Loan” shall have the meaning specified in Section 2.4(i).

1.28 Deposit Premium.  The term “Deposit Premium” shall have the meaning specified in Section 3.1.

1.29 Deposit Transfer.  The term “Deposit Transfer” shall have the meaning specified in Section 3.1.

1.30 Deposits.  The term “Deposits” means, as of any date, all deposit liabilities of Seller as defined in 12 U.S.C. 1813(l)(1) as of such date.

1.31 Designated Employees.  The term “Designated Employees” shall have the meaning specified in Section 8.1.2.

1.32 Direct Deposits.  The term “Direct Deposits” shall have the meaning specified in Section 2.8.12.

1.33 Direct Deposit Cut-off Date.  The term “Direct Deposit Cut-off Date” shall have the meaning specified in Section 2.8.12.

1.34 Environmental Laws.  The term “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, permits, guidelines and Orders that:  (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal or cleanup of, or injury, damage or harm caused by, any Hazardous Substance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any analogous state law.

1.35 ERISA.  The term “ERISA” shall have the meaning specified in Section 4.1.15.

1.36 ERISA Affiliate.  The term “ERISA Affiliate” shall have the meaning specified in Section 4.1.15.

1.37 Excluded Account Loan.  The term “Excluded Account Loan” shall have the meaning specified in Section 2.4(i).

1.38 Excluded Deposit Accounts.  The term “Excluded Deposit Accounts” means:  (a) any Deposits that are in a status other than “Open/Active” at the Branches, including those that are dormant, frozen or pledged as collateral for a loan; (b) any Deposits that are associated with a “green loan” (i.e., line of credits secured by a home that is attached to a zero balance checking account); (c) brokered Deposits (including quickrate Deposits); (d) any public Deposits; (e) any Banc Control Deposits used for internal processing; (f) any Deposits that secure or are otherwise tied or linked to any loans, except for Deposits that secure or are otherwise tied or linked to any Purchased Account Loans; (g) any Deposits designated as Excluded Deposit Accounts under Section 2.4; (h) IRA Deposits; and (i) OneAccount Deposits other than OneAccount Deposits of the Temecula and Riverside Branches.

1.39 Final Determination.  The term “Final Determination” shall have the meaning specified in Section 3.2.

1.40 Fixed Assets.  The term “Fixed Assets” shall have the meaning specified in Section 2.4(b).

1.41 Governmental Body.  The term “Governmental Body” means any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality having jurisdiction over Seller, Buyer or the transactions contemplated in this Agreement.

1.42 Hazardous Substances.  The term “Hazardous Substances” shall have the meaning specified in Section 4.1.11.

1.43 Initial Determination.  The term “Initial Determination” shall have the meaning specified in Section 3.1.

1.44 IRA Deposits.  The term “IRA Deposits” means any Deposits under which Seller acts as trustee or custodian associated with a trust or custodianship created for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of Section 408 of the United States Internal Revenue Code.

1.45 Knowledge.  The term “Knowledge” means to the actual knowledge, after due inquiry, of the President and Chief Executive Officer, Chief Financial Officer and any officer of any Branch with the title of Senior Vice President or higher of the Seller, or respectively, the Buyer.

1.46 Landlord.  The term “Landlord” shall have the meaning specified in Section 6.2.5.

1.47 Landlord Estoppel Certificate.  The term “Landlord Estoppel Certificate” shall have the meaning specified in Section 6.2.5.

1.48 Leases.  The term “Leases” shall mean each lease listed on Exhibit C.

1.49 Leased Premises. The term “Leased Premises” means the real property described in the Leases.

1.50 Liabilities.  The term “Liabilities” means (i) the Assumed Deposit Accounts, (ii) obligations of Seller under any Lease arising on or after the Closing Date, and (iii) Seller’s obligation to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposit Accounts, and no other duty, obligation or liability of any kind or nature whatsoever (including any and all penalties, fines, compensatory or punitive damages of any kind whatsoever imposed on Seller or while Seller had the obligation or liability) of Seller, its Affiliates or any other Person.

1.51 Lien.  The term “Lien” means any and all debts, liens, options, security interests, rights of first refusal, claims, encumbrances or any other liabilities, interests, restrictions of every nature, kind and description whatsoever.

1.52 Material Adverse Effect.  The term “Material Adverse Effect” means, with respect to Seller, any fact, circumstance, change or effect that is (A) materially adverse to the assets or liabilities comprising, or the business, results of operations or condition (financial or otherwise) of, (x) the Assets and Liabilities, taken as a whole, or (y) the Branches, taken as a whole, or (B) prevents or materially hinders or delays Seller from performing its obligations hereunder or consummating the transactions contemplated hereby on a timely basis; provided, however, that, with respect to clause (A) only, “Material Adverse Effect” shall not include any fact, circumstance, change or effect arising out of or attributable to (i) changes in general economic, legal, regulatory or political conditions, (ii) changes in prevailing interest rates or (iii) any actions or omissions required to be taken pursuant to the terms of this Agreement, except with respect to clause (i) and (ii), to the extent that any such fact, circumstance, change or effect has a disproportionate impact on the Assets and Liabilities, taken as a whole, or the Branches, taken as a whole, as compared to other industry participants.

1.53 Maximum Average Rate.  The term “Maximum Average Rate” shall have the meaning specified in Section 3.1.

1.54 Net Book Value of the Fixed Assets.  The term “Net Book Value of the Fixed Assets” means $528,175.

1.55 Objection Notice.  The term “Objection Notice” shall have the meaning specified in Section 2.4(i).

1.56 OneAccount Deposits.  The term “OneAccount Deposits” means any Deposit account that is a “Preferred Account,” “OneAccount” or any other non-time Deposit account with a rate of 100 basis points (1.00%) or higher.

1.57 Order.  The term “Order” shall have the meaning specified in Section 4.1.6.

1.58 Outside Date.  The term “Outside Date” shall have the meaning specified in Section 7.1(b).

1.59 Overdrafts.  The term “Overdrafts” means only overdrafts in Assumed Deposit Accounts (other than overdraft loans extended pursuant to a formal line of credit or similar arrangement associated with and fully secured by Assumed Deposit Accounts) maintained by Seller.

1.60 Payment Items.  “Payment Items” shall have the meaning specified in Section 2.8.4.

1.61 Permitted Liens.  The term “Permitted Liens” means (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations that are not past due, (d) easements, covenants and restrictions of record that do not materially and adversely affect the value and/or use of the applicable parcel of Real Property as a bank branch, (e) matters disclosed by an ALTA land title survey that do not materially and adversely affect the value and/or use of the applicable parcel of Real Property as a bank branch, (f) zoning, entitlement, building, planning, land use and other requirements or restrictions imposed by law, rule or regulation and (g) Liens or other matters consented to by Buyer pursuant to the terms and conditions of this Agreement.

1.62 Person.  “Person” means any legal person, including any natural person, corporation, partnership, joint venture, association, bank, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

1.63 Post-Closing Transfer.  The term “Post-Closing Transfer” shall have the meaning specified in Section 3.2.

1.64 Purchased Account Loan.  The term “Purchased Account Loan” shall have the meaning specified in Section 2.4(a).

1.65 Purchased Account Loan Amount.  The term “Purchased Account Loan Amount” means the par value of the Purchased Account Loans, plus accrued but uncollected interest due on the Purchased Account Loans as of the close of business on the Business Day immediately prior to the Closing Date (but excluding deferred loan fees and deferred costs).

1.66 Real Property.  The term “Real Property” means all of Seller’s right, title and interest in and to the real property comprising the Temecula, Riverside and Chula Vista Branches, as more particularly described on Exhibit C, including all improvements thereon (including buildings, structures, fixtures and open parking areas), and all rights, interests, benefits, privileges, easements, tenements and appurtenances thereon or in any way appertaining thereto.

1.67 Real Property Purchase Price.  The term “Real Property Purchase Price” means $5,811,000.

1.68 Retained Assets.  The term “Retained Assets” means the assets of the Seller which are referred to in Section 2.5.

1.69 Retained Liabilities.  The term “Retained Liabilities” means all liabilities and obligations of the Seller, of any kind or description, whether known, unknown, disclosed, undisclosed, direct, indirect, absolute, fixed, contingent or otherwise, other than the Liabilities and the other obligations that the Buyer has specifically agreed to assume pursuant to Sections 2.1 and 2.2.

1.70 Returned Item.  The term “Returned Item” shall have the meaning specified in Section 2.8.8.

1.71 Seller’s Officers’ Certificate. The term “Seller’s Officers’ Certificate” shall have the meaning specified in Section 6.2.3.

1.72 Service Contracts.  The term “Service Contracts” means service and maintenance agreements, equipment leases and any other contract, agreement and other commitment affecting the business of the Branches, including remote deposit capture agreements, all of which shall be listed in Exhibit D and Exhibit D-1 as provided in Section 4.1.5.

1.73 Settlement Date.  The term “Settlement Date” shall have the meaning specified in Section 3.2.

1.74 Superior Proposal.  The term “Superior Proposal” shall have the meaning specified in Section 9.2.

1.75 Tax.  The term “Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

1.76 Tax Return.  The term “Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and any Forms W-8 or W-9 or similar forms provided to Seller or any of its Affiliates by customers of the business of the Branches.

1.77 Taxing Authority.  The term “Taxing Authority” means any governmental entity having or purporting to exercise jurisdiction with respect to any Tax.

1.78 Title Company.  The term “Title Company” shall have the meaning specified in Section 5.2.10.

1.79 Title Policy.  The term “Title Policy” shall have the meaning specified in Section 6.2.7.

1.80 Title Report.  The term “Title Report” shall have the meaning specified in Section 5.2.10.

1.81 Transferred Employee Records.  The term “Transferred Employee Records” means records of any Continuing Employee but only to the extent that such records pertain to (a) skill and development training, (b) seniority histories, (c) salary and benefit information, (d) Occupational, Safety and Health Administration reports and records and (e) active medical restriction forms.

References herein to specific Articles, Sections, Subsections, Exhibits or Schedules refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement.  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

Article II.

Assumption of Liabilities and Acquisition of Assets

2.1 Assumption of Deposits and Certain Other Liabilities.  In reliance on the covenants, conditions, representations and warranties of the Seller included herein, at the Closing the Buyer shall assume and agree to pay, perform and discharge, as and when such payments or performances are due, the Liabilities.

2.2 Assumption of Obligations.  At the Closing, the Buyer shall also assume and agree to pay and discharge, but only if and to the extent that the Buyer succeeds to the rights and benefits of the Seller under the terms thereof, all of the obligations of the Seller arising on or after the Closing Date or to be performed on or after the Closing Date under those Service Contracts that Buyer elects to assume pursuant to Section 4.1.5(a), subject to the provisions of Section 2.3.  In the event that, after the Closing Date, either Buyer or Seller discover that Buyer has not succeeded to the rights and benefits of the Seller under any contract under which the obligations with respect thereto have been assumed by Buyer, Seller shall to the extent possible cause such rights and benefits to be transferred to Buyer.  In the event Seller is unable to do so, Seller agrees to reassume such obligations and Seller and Buyer shall execute such documentation as is reasonably necessary to effect such reassumption.

2.3 Retained Liabilities.  The Seller agrees that, except for the Liabilities and obligations that the Buyer has specifically agreed to assume pursuant to Sections 2.1 and 2.2, neither the Buyer nor any of its Affiliates has agreed to assume or pay, shall be required to assume or be obligated to pay, perform or discharge, or shall have any liability or obligation with respect to, whether on the Closing Date or otherwise, any of the Retained Liabilities, including:

(a)             Any liability or obligation of the Seller to the extent the same shall have been paid, performed or discharged or which by its terms was required to be paid, performed or discharged prior to or on the Closing Date, except that certain expenses in connection with the operation of the Branches are to be prorated in accordance with the provisions of Section 8.3.3(a);

(b)             Except as provided in Section 8.3.3(b), any liability or obligation of the Seller for federal, state or local taxes and Section 8.3.3(d);

(c)             Any other liability or obligation of the Seller arising out of or in connection with any contract, agreement or commitment which is not assigned to the Buyer;

(d)             All liabilities relating to retirement and pension plans and any other compensation or benefit plans, agreements or programs benefitting employees employed at the Branches;

(e)             Any liability existing, accrued or arising as of or prior to the Closing Date relating to employees or employment-related matters at the Branches;

(f)             All liabilities arising under the Leases relating to periods prior to the Closing Date; and

(g)             All liabilities respecting the Real Property relating to periods prior to the Closing Date.

2.4 Transfer of Assets.  In consideration of assumption of the Liabilities and obligations that the Buyer has specifically agreed to assume pursuant to Sections 2.1 and 2.2 and payment of the amounts called for by Article III at the Closing, the Seller shall irrevocably sell, transfer, assign and deliver to the Buyer and the Buyer shall purchase and accept delivery, free and clear of all Liens, other than Permitted Liens, of the following:

(a)           The Real Property.  In connection with the transfer of the Real Property, Seller shall deliver (i) grant deeds duly executed and acknowledged by Seller in form and substance acceptable to Buyer, conveying the Real Property subject only to any exceptions to title permitted under Section 6.2.8 of this Agreement and (ii) such other documents and items as Buyer may reasonably deem necessary to convey title to the Real Property as contemplated hereby;

(b)           The furniture, fixtures and equipment in an as-is, where-is condition, at the Branches, including or excluding (as the case may be) those assets designated as included or excluded assets on Exhibit G (the “Fixed Assets”);

(c)           All right, title and interest of Seller in, to and under the Leases and the leasehold interests created pursuant thereto, including all right of Seller with respect to any purchase options, expansion options, rights of first refusal and other rights or options provided for thereunder and all right of Seller with respect to any security deposits established thereunder;

(d)           All of the Seller’s right, title and interest in and to all Service Contracts, commitments and agreements which the Buyer is assuming pursuant to Sections 2.1 and 2.2 as of the Closing Date.  If any such contract, commitment or other agreement of the Seller is not transferable to the Buyer either by virtue of the provisions thereof or under applicable law, or if any such contract, commitment or agreement of the Seller would limit or restrict a transfer contemplated herein, neither this Agreement nor any document delivered pursuant hereto shall be deemed an assignment of such nontransferable contract, commitment or other agreement and such contracts, commitments and agreements shall be subject to the provisions of the penultimate paragraph of this Section 2.4.  To the extent such contracts, commitments or other agreements relate to the conduct of business by the Seller at one or more of the Branches and at locations other than the Branches, such contracts, commitments or agreements shall be assigned to the Buyer only to the extent the same are applicable to the Branches;

(e)           All Claims and causes of action the Seller has or might have against any third party arising out of, in connection with or with respect to the Assets or the Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement;

(f)           All of the Seller’s right, title and interest in and to all Cash on Hand and all of the Seller’s rights in and to the Assumed Deposit Accounts, subject, in the case of the Assumed Deposit Accounts, to the individual depositors’ continuing right of withdrawal;

(g)           All on-premises automated teller machines located at the Branches (the “Branch ATMs”);

(h)           The rights of Seller with respect to all contracts and leases for safe deposit boxes located at the Branches;

(i)           The loans carried on the books and records of the Branches on the Closing Date and listed on Exhibit F that have been extended pursuant to a formal line of credit or similar arrangement and, except as noted on Exhibit F, associated with the Assumed Deposit Accounts (the “Purchased Account Loans”); provided that Purchased Account Loans shall not include any specific such loan (each, an “Excluded Account Loan”) that (i) Buyer determines, in its sole discretion, does not meet Buyer’s underwriting criteria or are otherwise reasonably unsatisfactory to Buyer, and as to which Buyer identifies in writing (an “Objection Notice”) as an “Excluded Account Loan” to Seller, in the case of such loans that show an outstanding balance on Exhibit F, not less than thirty (30) calendar days after the date of this Agreement, and in the case of such loans that do not show an outstanding balance on Exhibit F, not less than sixty (60) calendar days after the date of this Agreement and (ii) with respect to Purchased Account Loans that are associated with Assumed Deposit Accounts only, Seller does not identify in writing as a “Covered Purchase Account Loan” (which are subject to the indemnity provisions of Section 10.12(b)(iii)) to Buyer (each, a “Covered Purchased Account Loan”) within fifteen (15) calendar days after expiration of the sixty (60) calendar day period; and

(j)           The books and records referenced in Section 8.1.4.

Notwithstanding anything to the contrary set forth herein, during the fifteen (15) calendar day period described above, in lieu of designating any Excluded Account Loan as a Covered Purchased Account Loan, Seller may notify Buyer in writing that it elects to designate the applicable Deposit account that secures or is otherwise tied or linked to such Excluded Account Loan as an Excluded Deposit Account.

Notwithstanding the foregoing provisions of this Section 2.4, any Asset, the assignment or attempted assignment of which would be invalid or would constitute a breach of any contract, agreement or commitment to which the Seller is a party or by which it may be bound shall be used, held and/or received for the benefit of the Buyer in accordance with the Buyer’s instruction, and the Seller shall, without further consideration, convey, transfer, assign and deliver to the Buyer all such Assets at the earliest time practicable.

All such sales, conveyances, transfers, assignment and deliveries shall be effected by such assignments, endorsements, deeds, bills of sale and other instruments as shall be reasonably requested by counsel for the Buyer.

2.5 Retained Assets.  The following assets and the Seller’s right, title and interest therein shall not be transferred to or purchased by the Buyer at the Closing:

(a)           All funds relating to retirement and pension plans and any other compensation or benefit plans, agreements or programs benefiting employees employed at the Branches;

(b)           All insurance policies maintained with respect to the Branches; and

(c)           All commercial loans, installment loans and other loans and loan commitments (other than Purchased Account Loans) carried on the books and records of the Branches on the Closing Date, including deferred loan fees and deferred costs, but excluding Overdrafts.

2.6 Power of Attorney.  The Seller will constitute and appoint the Buyer as the Seller’s true and lawful attorney, with full power of substitution, in the name of the Seller or the Buyer (provided, however, that in the case of any action taken in the name of the Seller, the Buyer shall obtain the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed), but for the benefit of the Buyer: (i) to collect, assert or enforce any Claim, right or title of any kind in or to the Assets sold, conveyed, transferred, assigned and delivered to the Buyer as provided in Section 2.4, to institute and prosecute all Claims which the Buyer may deem proper in order to collect, assert or enforce any such Claim, right or title, to defend and compromise all Claims in respect of any such Asset, and to do all such acts and things in relation thereto as the Buyer shall deem advisable and (ii) to take all such action which the Buyer may deem proper in order to provide for the Buyer the benefits under any such Asset where any required consent of a third party to the assignment thereof to the Buyer shall not have been obtained. The Seller acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, and that the Buyer shall be entitled to retain for its own account any amounts collected pursuant to such powers including any amounts payable as interest in respect thereof.  Such power shall be granted by such powers of attorney and other instruments as shall be reasonably requested by counsel for the Buyer.

2.7 Costs of Conversion.   In connection with the transfer of the Assets and assumption of Liabilities and obligations hereunder, the Buyer and Seller hereby acknowledge and agree that certain data may need to be converted upon transfer, and that conversion and deconversion costs may be incurred by the parties.  Each party shall bear its own costs in connection with the automated conversion of Seller’s data.  Neither party shall incur any conversion or deconversion costs on behalf of the other party without the prior written consent of the other party.

2.8 Conversion Procedures.  Unless the parties shall agree otherwise prior to the Closing, the conversion of the data processing with respect to the Liabilities to be transferred hereunder will commence on the Closing Date and continue during the night on the Closing Date and the following weekend.  Buyer and Seller shall, before and after the Closing Date, cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Assets and Liabilities as provided herein, to Buyer’s ownership and operation. The provisions of Sections 2.8.1 through 2.8.14 shall apply unless other provisions to accomplish the same results are agreed to in writing by the parties in order to reduce costs, increase efficiency or expedite operations.

2.8.1 Electronic Records and File Packages.  As soon as practicable after the date of this Agreement, Seller will provide Buyer with copies of the electronic records containing the information set forth on the master file with respect to each Liability which is an Assumed Deposit Account; provided, however that, as agreed pursuant to Section 2.7, the Buyer and the Seller shall each bear their own costs and expenses incurred in complying with this Section 2.8.1.  Such information shall be provided in the form of copies of electronic records (computer files, reports and related documentation) and a paper record of any Purchased Account Loans as such information exists on the original system of Seller’s data processor (master files).  Materials provided electronically shall, to the extent possible, be in the format requested by Buyer’s data processor, as supplied by Buyer to Seller or Seller’s agent.

2.8.2 Statement of Accounts.  Seller shall, at its sole expense, prepare and distribute all account statements regarding the Assumed Deposit Accounts as of the Closing Date.  Seller shall be responsible for all Accrued Interest and accrued fees on such Assumed Deposit Accounts as of the Closing Date and shall prorate fees and charges on such Assumed Deposit Accounts and Purchased Account Loans as of the Closing Date.  Seller shall indemnify and hold harmless Buyer with respect to and reimburse Buyer for any Accrued Interest and accrued fees actually paid after the Closing Date by Buyer in respect of Seller’s obligations under this Section.

2.8.3 Account Histories.  Within ten (10) Business Days after the Closing Date, Seller shall provide Buyer with a copy of an account history for each Assumed Deposit Account, all at Seller’s expense.  For the purpose of this Agreement, the term “account history” means electronic records, in a format reasonably acceptable to Buyer, reflecting (i) the transaction history up until the Closing Date and (ii) a history of each certificate of deposit for the current term thereof and each Purchased Account Loan containing such information, and in such form, as is mutually acceptable to the parties.

2.8.4 Payment Items.  Buyer shall establish the Correspondent Account with Seller prior to the Closing.  For a period of one hundred and twenty (120) calendar days after the Closing Date, Seller shall forward to Buyer all items presented to Seller for payment against the Assumed Deposit Accounts and Purchased Account Loans (“Payment Items”) on the next Business Day after such Payment Items are received.  Buyer and Seller agree that any costs incurred to retain a third party to provide timely forwarding of such Payment Items to Buyer shall be borne equally by Buyer and Seller.  Seller will deduct payment for these Payment Items from the Correspondent Account held by Seller on the day such Payment Items are forwarded to Buyer; provided, that if Buyer instructs Seller to return any such Payment Item, then Seller will not deduct the amount of such returned Payment Item from the Correspondent Account.  Seller shall provide Buyer by 10:00 A.M. (local time) items from the Correspondent Account.  Seller shall notify Buyer by noon each Business Day of the items presented to Seller for payment against the Assumed Deposit Accounts and any Purchased Account Loans on the prior Business Day and Buyer shall deposit in the Correspondent Account funds sufficient to cover the items presented to the Buyer each Business Day.  Buyer shall issue checks or other payment items bearing Buyer’s routing transit and account number to Assumed Deposit Account customers within ten (10) Business Days following the Closing Date.  These items shall replace items issued with Seller’s identification on them.  Seller shall have no obligation to pay such Payment Items and Seller shall use its commercially reasonable efforts not to return any Payment Item.

2.8.5 Account Information and Customer Names and Addresses.   Not later than ninety (90) calendar days before the scheduled Closing Date set forth in Section 7.1(a), Seller shall provide Buyer with (i) the account information set forth in clause (i) of Section 4.1.4, and (ii) an electronic record in a format reasonably acceptable to Buyer, containing the name and complete mailing address for each of the accounts of the Branches as of a recent date.

2.8.6 [Intentionally Omitted.]

2.8.7 Deposit Interest Reporting and Withholding.  For the calendar year in which the Closing occurs, Seller will timely report to applicable taxing authorities and to Assumed Deposit Account customers including by sending all required IRS Forms 1098 or 1099, with respect to the period through the Closing Date, all interest credited to or withheld from, and any early withdrawal penalties imposed upon, the Assumed Deposit Accounts, and Buyer will timely report to applicable taxing authorities and to Assumed Deposit Account customers including by sending all required IRS Forms 1098 or 1099, with respect to the period subsequent to the Closing Date, all interest credited to or withheld from, and any early withdrawal penalties imposed upon, the Assumed Deposit Accounts.  Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposit Accounts through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date shall be withheld by Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date.  Promptly after the Closing Date, but in no event later than five (5) Business Days before the date such amounts are required to be remitted to the applicable governmental agency, Seller will pay to Buyer that portion of any sums theretofore withheld by Seller from any of the Assumed Deposit Accounts which are or may be required to be remitted by Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.  Seller shall be responsible for delivering to payees all IRS notices received by Seller that are required to be delivered with respect to the Assumed Deposit Accounts, and Buyer shall be responsible for delivery to payees all such notices received by Buyer that are required to be delivered with respect to the Assumed Deposit Accounts.  Seller shall deliver to Buyer, on or before the Closing Date, a list of all “B” notices (TINs do not match) and “C” notices (under reporting/IRS imposed withholding) issued by the IRS imposing withholding restrictions, relating to the Assumed Deposit Accounts.  Seller shall continue to provide Buyer with notice of such IRS notices it receives regarding Assumed Deposit Account customers after the Closing Date.  All notices received by Seller from the IRS releasing withholding restrictions on accounts will be forwarded promptly to Buyer.  Seller agrees to indemnify Buyer in an amount equal to any Taxes, penalty and interest imposed upon Buyer by the IRS or state taxing authority or self-assessed by Buyer on IRS Form 8210 or corresponding state form or otherwise which Buyer is thereafter required to, and does, pay to the IRS or state taxing authority, where such Taxes, penalty and interest arises out of actions taken or omitted to be taken by Buyer in reliance upon information provided by Seller under this Section 2.8.7.

2.8.8 Returned Items.  Any item credited for deposit to an Assumed Deposit Account on or prior to the Closing Date and returned unpaid within sixty (60) calendar days after the Closing Date (each a “Returned Item”) will be handled as provided in this Section 2.8.8.  If Seller’s bank account is charged for the Returned Item, Seller shall forward such Returned Item to Buyer.  If upon Buyer’s receipt of such Returned Item there are sufficient funds in the Assumed Deposit to which such Returned Item was credited or any other Assumed Deposit transferred at the Closing standing in the name of the party liable for such Returned Item or otherwise maintained by Buyer at one of its branches for such party, Buyer will debit any or all of such Assumed Deposit Accounts an amount equal in the aggregate to the Returned Item, and shall deposit that amount in the Correspondent Account.  If there are not sufficient funds in the Assumed Deposit because of Buyer’s failure to honor holds placed on such Assumed Deposit (assuming Buyer was duly notified of the hold), Buyer shall deposit the amount of the Returned Item in the Correspondent Account.  If there are not sufficient funds in the Assumed Deposit for any other reason, Buyer shall repay the balance of the Assumed Deposit to Seller and create an overdraft for the unrecovered portion of the Returned Item.  Any items that were credited for deposit to or cashed against an Assumed Deposit at any of Seller’s branches prior to the Closing Date and are returned unpaid more than sixty (60) calendar days after the Closing Date will be the responsibility of Buyer, except that for a period of eighteen (18) months after the Closing Date checks drawn on the United States Treasury, checks issued by state governments and municipalities and checks returned for endorsement irregularities or alterations will be the responsibility of Seller.  Seller will deposit in the Correspondent Account such portion of any overdraft amount on an Assumed Deposit (including interest at the Federal Funds Rate in effect on the Closing Date) created by Returned Items received by Seller and passed on to Buyer during the sixty (60) calendar days that follow the Closing Date, which is not recovered by Buyer within sixty (60) calendar days after the Closing Date.

2.8.9 Further Documents.After the Closing Date, Seller and Buyer shall each permit the other reasonable access to and the right to inspect and copy, the books and records of such party with respect to the transactions contemplated hereby as may be reasonably necessary or appropriate to enable the other party to prepare any additional documents, instruments, reports, or tax returns as it or its counsel determines to be necessary or appropriate under the circumstances.  Such right of access and right to inspect and copy shall be exercised so as to minimize disruption of the business activities of the party whose books and records are being inspected and/or copied.

2.8.10 Cooperation on Certain Tax Matters.After the Closing Date, Seller and Buyer shall each (a) assist (and cause their respective Affiliates to assist) the other party in preparing any tax returns that such other party is responsible for preparing and filing in accordance with this Agreement; (b) cooperate fully in preparing any audits of or disputes with taxing authorities regarding any tax returns with respect to any Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branches; (c) make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to taxes with respect to any Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branches; (d) provide timely written notice to the other of any pending proposed tax audits or assessments with respect to any Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branches for taxable periods for which the other may have liability under this Agreement; and (e) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period referred to in clause (d) above.  Notwithstanding any other provision of this Agreement, the party requesting assistance or cooperation shall pay the other party’s out-of-pocket expenses in complying with such request to the extent that such expenses are attributable to fees and other costs of unaffiliated third party service providers.

2.8.11 Holds and Stop Payment Orders.Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date.  Seller will deliver to Buyer at Closing a complete schedule of such holds and stop payment orders, in such form as shall be agreed upon by the parties.

2.8.12 ACH Items, etc.Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those ACH Items and other electronic or wire transfer direct deposit arrangements which are tied by agreement or other standing arrangement to Assumed Deposit Accounts (collectively, “Direct Deposits”) and shall bear the responsibility to perform any acts necessary with regard to any ACH Notice of Change required by applicable legal rule or regulation.  For a period of sixty (60) calendar days after the Closing Date in the case of Direct Deposits to Assumed Deposit Accounts (each, a “Direct Deposit Cut-off Date”), Seller will, no later than the same Business Day as the date of receipt thereof, deposit in the Correspondent Account all Direct Deposits intended for Assumed Deposit Accounts.  After the applicable Direct Deposit Cut-off Date, Seller may discontinue accepting and forwarding Direct Deposits and return such deposits to the originators.  Seller shall not be liable for any account overdrafts that may thereby be created or for any other matter.  Buyer and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new Direct Deposit arrangements.  At the time of each Direct Deposit Cut-off Date, Buyer will provide ACH Items originators with account numbers and conversion tapes relating to Assumed Deposit Accounts.

2.8.13 ATM and Debit Cards.Seller shall deliver to Buyer at the Closing a schedule listing by Assumed Deposit Account all outstanding Seller-issued ATM and debit cards.  Immediately following the Closing Seller and Buyer shall cooperate in the cancellation by Seller and reissuance by Buyer of all Seller-issued ATM and debit cards and related arrangements.

2.8.14 Direct Debit Authorizations.Seller shall cooperate with Buyer in effecting the transfer of direct debit authorizations to Buyer as provided in Section 8.2.  For a period of sixty (60) calendar days following the Closing Date, Seller will, on the same Business Day of receipt thereof, withdraw from the Correspondent Account all direct debits on Assumed Deposit Accounts transferred on the Closing Date and will give Buyer a daily accounting of such debits.  Thereafter, Seller shall discontinue accepting such debits and return them to the originators.  At the time of the Closing Date, Buyer will provide automated clearing house originators of such direct debits with account numbers and conversion tapes.

Article III.
Deposit Transfer; Assumption Price; Final Determination

3.1 Determination of Deposit Transfer and Deposit Premium.  The Seller and the Buyer agree that on the Closing Date the Seller will owe to the Buyer an amount in Cash (the Seller’s “Deposit Transfer”) equal to the Assumed Deposit Amount less:  (i) the Real Property Purchase Price; (ii) Cash on Hand at the end of the Business Day immediately prior to the Closing Date; (iii) the Net Book Value of the Fixed Assets; (iv) any unapplied security or other deposits held by a Landlord under any Lease so long as Seller assigns all of its rights and interest in such deposits to the Buyer under the terms of a Lease assumption referred to in Section 6.2.5; (v) the Deposit Premium; and (v) the Purchased Account Loan Amount.  The Deposit Transfer shall also be adjusted for any prorations of items under Section 8.3.3.

The Seller and the Buyer agree that on the Closing Date the Buyer will owe to the Seller (as a component of the amount to be transferred pursuant to the preceding paragraph, and not in addition thereto) an amount which represents the premium on the Assumed Deposit Accounts (the “Deposit Premium”), equal to 2.30% of the average of the daily deposit balance of the Assumed Deposit Accounts (excluding from such calculation all OneAccount Deposits at the Temecula and Riverside Branches that exceed $100,000 for any account, which OneAccount Deposits, for the avoidance of doubt, shall be excluded in their entirety in calculating the Deposit Premium) for each Business Day during the thirty (30) day period ending on the Closing Date; provided that in the event that the Assumed Deposit Accounts (other than OneAccount Deposits and certificates of deposit) have an average daily deposit rate over such thirty (30) day period on the Closing Date that exceeds such average rate as of the date of this Agreement by more than five basis points (0.05%) plus the amount of any excess of the one-month LIBOR rate on the Closing Date over the one-month LIBOR rate on the date of this Agreement (the “Maximum Average Rate”), there shall be excluded from the Assumed Deposit Accounts (for calculation of the Deposit Premium only) an amount of the highest cost Assumed Deposit Accounts until such average rate as of the Closing Date does not exceed the Maximum Average Rate; provided, further that no Deposit Premium shall be paid on the amount, if any, by which the total balance of (x) OneAccount Deposits at the Temecula and Riverside Branches and (y) certificates of deposit, in the aggregate, at the Closing Date, exceeds the total balance of such Deposits and certificates of deposit as of the date of this Agreement; provided, further that (A) if the average cost of new or renewed certificates of deposit of the Branches after the date of this Agreement exceeds 82 basis points (0.82%) in average cost there shall be excluded from the Assumed Deposit Accounts an amount of such certificates of deposit having the highest cost until the aggregate average cost thereof as of the Closing Date does not exceed 82 basis points (0.82%) and (B) the rate on OneAccount Deposits at the Temecula and Riverside Branches that do not exceed $100,000 for any account shall not exceed of the lesser of (I) the rate as of the date of this Agreement for accounts in existence as of the date of this Agreement and (II) 50 basis points (0.50%) for accounts opened after the date of this Agreement.

The amount of the Assumed Deposit Amount, Purchased Account Loan Amount and Cash on Hand shall be determined by an accounting to be conducted jointly by Buyer and Seller (the “Initial Determination”) based upon the books and records of the Branches maintained by the Seller in the ordinary and regular course of its business as of the end of the Business Day immediately prior to the Closing Date.  Buyer and Seller shall complete the Initial Determination on the Closing Date and shall jointly execute and deliver to each other on such date, a certificate in the form set forth in Exhibit H setting forth the amounts of the Assumed Deposit Amount, Purchased Account Loan Amount, Cash on Hand, the Deposit Premium, the Net Book Value of the Fixed Assets and the Deposit Transfer.  If Buyer and Seller are unable to agree on the amounts for the Initial Determination, Seller shall wire the Deposit Transfer amount determined by the Buyer to be due to the Buyer and the parties shall negotiate in good faith the resolution of any disagreements as to these amounts.

3.2 Final Determination.  After the Closing and no later than the fifth (5th) Business Day following the Closing Date (the “Settlement Date”), Buyer and Seller shall jointly review the Initial Determination and determine any adjustments required to reflect the Cash on Hand, Purchased Account Loan Amount and the Assumed Deposit Amount as of the close of business on the Closing Date, shall determine the net amount which Buyer or Seller may owe the other (the “Post-Closing Transfer”) and shall execute and deliver to each other a certificate in the form set forth in Exhibit I setting forth any amount adjustments and the amount owed by Seller or Buyer to the other. The amount owed shall be wire transferred to the other party owed the adjusted amount no later than the next Business Day.  In the event that Buyer and Seller are unable to negotiate an agreement within thirty (30) calendar days after the Settlement Date to resolve disagreements as to the Initial Determination amounts, or any prorations or the Post-Closing Transfer amount, Buyer and Seller agree to refer such matter to an accounting firm (referred to as the “Accountants”) selected jointly by Buyer’s and Seller’s regular independent auditing firms.  The Accountants shall make a final determination of such matter (the “Final Determination”) within thirty (30) calendar days, which determination shall be binding on the parties.  The Buyer and Seller shall share equally all costs and expenses of the Accountants relating to such Final Determination and their services performed in connection therewith.

Article IV.

Representations and Warranties

4.1 Representations and Warranties of the Seller. The Seller hereby represents and warrants to Buyer as follows:

4.1.1 Powers and Authority.  The Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, the deposits of which, including the Assumed Deposit Accounts, are insured by the Federal Deposit Insurance Corporation to the maximum extent as allowed by law, and with full power and authority to conduct a commercial banking business at the Branches as now conducted by it, to own all of the assets (including the Assets) owned by it at the Branches and to sell the Branches.  The Seller conducts, and on the Closing Date will conduct, a banking business at the Branches.  Seller has the full power and authority to enter into and perform this Agreement and any other documents or instruments executed pursuant hereto.  This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof by the Seller have been duly authorized and approved by all necessary corporate action on the part of the Seller, which authorization will not have been altered, amended, modified or revoked before the Closing Date, and upon execution this Agreement and the documents and instruments executed pursuant hereto shall constitute a valid and binding obligation of the Seller enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies).  Further, provided all of the conditions specified in Sections 6.1.1 and 6.1.2 have been satisfied prior to the Closing Date, on the

Closing Date, the Seller will have the full power and authority to grant, sell and assign all rights and properties to be sold and assigned hereunder and to perform its obligations hereunder.  A complete, correct and current copy of the Charter and Bylaws of the Seller have been delivered to the Buyer and no changes therein have been made since the date of delivery.

4.1.2 Other Agreements.  The execution and delivery of this Agreement and the documents and instruments executed pursuant hereto by the Seller do not and, provided all of the conditions specified in Section 6.1.1 and 6.1.2 have been satisfied prior to the Closing Date, the consummation of the transactions contemplated herein will not:

(a)           Result in the breach of or violate any of the terms or conditions of, or constitute a default under, Seller’s Charter or Bylaws;

(b)           Result in the breach of or violate any of the terms or conditions of, or constitute a default under, or extinguish any right with respect to, any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which Seller is a party or subject or by which it of any of its properties or assets may be bound or affected;

(c)           Result in the breach of or violate or constitute a default under, any law, or any rule or regulation of any Governmental Body, or any Order or any permit or license applicable to the Seller, the Assets or the business of the Branches or to which any of them is bound; or

(d)           Require any consent, approval, waiver, extension, amendment, or authorization under any law, regulation, or regulatory constraint, or under any agreement or instrument with respect to the Liabilities or Assets; or

There are no Assets, the assignment or attempted assignment of which would be invalid or would constitute a breach of any contract, agreement or commitment to which the Seller is a party or by which it may be bound.

4.1.3 Branch Financial Statements.  The Branch Financial Statements: (i) are in accordance with the books and records of the Seller maintained by the Seller in the ordinary and regular course of its business consistent with past practice relating to the conduct of business at the Branches; (ii) are correct and complete and fairly present the financial position of the Branches as of March 31, 2013 and the results of operations of the Branches for the period ended March 31, 2013; (iii) reflect all of the assets and liabilities of the Branches as of March 31, 2013 which at such date were material to the business conducted by the Seller at the Branches; and (iv) have been prepared in accordance with the accounting principles, including the method of depreciation used in accounting for furniture, fixtures and equipment, followed by the Seller with respect to each of its branch offices, applied on a basis consistent with prior periods.  All monthly reports and other reports, the books and records maintained by the Seller and the financial information used in determining the Purchased Account Loan Amount, the amount of the Liabilities, and the Cash on Hand at the Branches, in accordance with the provisions of Sections 3.1 and 3.2 are, and until the Closing Date will be, complete and correct and shall comply with the representations and warranties set forth in this Section 4.1.3 applicable to the Branch Financial Statements.  The books and records of the Seller maintained by the Seller with respect to its business at the Branches are, and until the Closing Date will be, kept and prepared in accordance with the accounting principles applied by the Seller with respect to its other branch offices.

4.1.4 Assumed Deposit Accounts.

(a)           The Seller has provided to the Buyer: (i) a complete and correct list of all Assumed Deposit Account information, stating, among other things, with respect to each such Assumed Deposit Account, the account control number, the name of the depositor and such other information about the Assumed Deposit Accounts and any activity related thereto that is typically maintained by Seller, or that is reasonably requested by Buyer, such as for certificates of deposit accounts, the date of issuance, the maturity date, the applicable interest rate, the accrued but unpaid interest thereon and the redemption value thereof and (ii) books and records with respect to the Assumed Deposit Accounts which provide a complete and correct list, as of March 31, 2013, of all Assumed Deposit Accounts, reflect that all Assumed Deposit Accounts have been properly accounted for, Seller has properly accrued interest on the Assumed Deposit Accounts and the books and records with respect to the Assumed Deposit Accounts accurately reflect such accruals of interest and all payments or monies received by Seller have been properly applied.  The books and records with respect to the Assumed Deposit Accounts state, among other things, the principal amount thereof, accrued but unpaid interest thereon, the name of the depositor and the interest rate applicable thereto.  Seller has properly accounted for all of the Assumed Deposit Accounts, including all interest accruals, in all material respects in accordance with generally accepted accounting principles.

(b)           Copies of Seller’s policies and procedures and each form of agreement governing or affecting the Assumed Deposit Accounts shall have been delivered by Seller to Buyer.  Each Assumed Deposit Account has been properly originated, maintained and serviced in all respects by Seller in accordance with Seller’s policies and procedures, all account agreements, all applicable laws and regulations and in a manner consistent with, and not in violation of, any standard and customary practices utilized by prudent banking associations engaged in the business of maintaining retail deposit accounts.  Seller has paid all amounts (including fees, premiums and assessments) due with respect to Federal Deposit Insurance applicable to its Deposits and no proceedings for the termination or revocation of such insurance are pending or, to the Seller’s Knowledge, threatened.

(c)           Each of the agreements relating to or governing the Assumed Deposit Accounts is valid, binding and enforceable upon its respective parties in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies).  No agreement relating to or governing the Assumed Deposit Accounts prohibits Seller from assigning and transferring to Buyer all of Seller’s rights, duties and obligations under such agreement upon the terms and conditions set forth in this Agreement.  All agreements relating to or governing the Assumed Deposit Accounts other than time deposits legally permit Buyer to unilaterally terminate or modify such agreements within thirty (30) calendar days after the Closing Date, subject to delivery of any notice as may be specified in such agreements, without the consent of the depositor or depositors and without penalty or additional obligation to Buyer.

(d)           During the six (6) month period prior to the date hereof, the Seller has not transferred, and between the date hereof and the Closing Date the Seller will not transfer, any Deposits that would constitute Assumed Deposit Accounts if held at the Branches on the Closing Date (y) to any other branch of the Seller, or (z) from any other branch of the Seller, except in accordance with the express request (not solicited by the Seller) of a depositor in the ordinary and regular course of business.

(e)           No Assumed Deposit Accounts have been pledged to any other Person or are subject to any claims that are superior to the rights of Person(s) shown on the records delivered to Buyer as the owner(s) of such Assumed Deposit Accounts, other than claims against such owners such as state and federal tax liens, garnishments, and other judgment claims that have matured or may mature into claims against the respective Assumed Deposit Accounts.

4.1.5 Contracts and Agreements; Real Property.

(a)           Exhibit D is a complete and correct list of all Service Contracts entered into in connection, in whole or in part, with the business of the Branches, whether written or oral.  Within thirty (30) calendar days after the date hereof, Buyer shall provide Seller with a designation of those Service Contracts listed in Exhibit D which Buyer has elected to assume or not assume.  No less than five (5) Business Days prior to the Closing, the Seller shall provide Exhibit D-1 which shall reflect all Service Contracts applicable to the Branches, whether written or oral, entered into subsequent to the date of this Agreement, and as permitted by the terms of this Agreement with the prior written consent or approval of the Buyer or as otherwise permitted by the terms of this Agreement.  Within three (3) Business Days of receipt of any Service Contracts entered into subsequent to the date of this Agreement, Buyer shall provide Seller with a designation of those Service Contracts listed in Exhibit D-1 which Buyer has elected to assume or not assume.  Exhibit D and Exhibit D-1 shall be amended and updated as provided in Section 5.2.6.  Each contract, agreement and other commitment set forth in said Exhibit D is, and on the Closing Date will be, and each contract, agreement or other commitment referred to in Exhibit D-1 on the Closing Date will be, valid and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies).  A complete and correct copy of each such written contract, agreement and other commitment set forth in Exhibit D has heretofore been delivered by the Buyer and a complete and correct copy of each written contract, agreement and other commitment to be included in Exhibit D or Exhibit D-1 at Closing will be delivered to the Buyer.  A summary of each oral contract, agreement and other commitment and of each uncompleted and proposed capital expenditure or major maintenance project listed in said Exhibit D is as set forth in said Exhibit D or to be listed in said Exhibit D-1 will be as set forth in Exhibit D-1, the terms of which do not prohibit assignment or transfer by the Seller.  Except as otherwise set forth in said Exhibit D or to be set forth in said Exhibit D-1, each contract, agreement and other commitment listed therein is, and on the Closing Date will be, assignable to the Buyer by the Seller without the consent of any third party and without any payment or penalty, and the Seller has not taken any action which impairs the right of further assignment thereof by any immediate or remote assignee of the Seller.  The Seller is not, and on the Closing Date will not be, in material default under any contract, agreement or commitment set forth in Exhibit D or Exhibit D-1 and to the Knowledge of the Seller, no other party under any such contract, agreement or commitment is in current or prospective default thereunder nor are there any material adverse circumstances that individually or in the aggregate are likely to cause a default thereunder.

(b)           There are no parties in possession of any Real Property or Leased Premises, and there are no parties who have any lease, sublease or other rights relating to the ownership, use or possession of any portion of any Real Property or Leased Premises, except for Seller, the Landlords under the Lease or as scheduled in Exhibit R.  Seller has no Knowledge of any transactions, suits, proceedings (including zoning or other land use regulation proceedings), condemnation or investigations pending or threatened against or affecting Seller or any Real Property or Leased Premises, which would prevent Seller from meeting any of its obligations under this Agreement or which would result in a material adverse change in the condition or operation of any Real Property or Leased Premises.  No person, firm or entity other than Buyer has any rights in or right to acquire any Real Property or Leased Premises or any part thereof or interest therein from Seller, and as long as this Agreement remains in force Seller will not, without Buyer’s prior written consent, lease, transfer, option, mortgage, pledge or convey its interest in any Real Property or Leased Premises or any portion thereof nor any right therein, nor shall Seller enter into any agreement granting to any person or entity any option to purchase or rights superior to Buyer with respect to any Real Property or Leased Premises or any part thereof.  Seller holds good and marketable fee simple title to the Real Property free and clear of all Liens and encumbrances except as shown in the Title Report, and is duly authorized and empowered to sell the Real Property to Buyer and to enter into and perform its obligation under this Agreement with respect to the transfer and sale of the Real Property.  Seller holds a valid leasehold estate in all Leased Premises, and is duly authorized and empowered to transfer its interest in the Leases to Buyer and perform its obligations under this Agreement with respect to the Leases, subject to receipt of any Landlord consents required under the Leases.  Seller has paid or will pay at or prior to the Closing, all taxes, charges, debts and other assessments due with respect to any Real Property or Leased Premises through the Closing Date.  All obligations of Seller arising from the ownership and operation of any Real Property or Leased Premises and business operated thereon, including any contracts, leases, agreements, easements, bonds or other documents or instruments, have been paid as they became due or will be paid at or prior to Closing.  Except for obligations for which provisions are herein made for proration or other adjustment at Closing, there will be no obligations of Seller with respect to the Leased Premises or Real Property outstanding as of the Closing Date which have not been paid.

(c)           Each Lease is, and on the Closing Date will be, valid and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies).  A complete and correct copy of each Lease has heretofore been delivered to the Buyer.  Exhibit P sets forth a complete and correct list of each Lease for which Landlord consent is required for the assignment of the Lease from Seller to Buyer.  Except for any consent of the Landlord required under any Lease, each Lease is, and on the Closing Date will be, assignable to the Buyer by the Seller without the consent of any third party and without any payment or penalty.  The Seller is not, and on the Closing Date will not be, in material default under any Lease or and, to the Knowledge of the Seller, no other party is in current or prospective default under any Lease nor are there any material adverse circumstances that individually or in the aggregate are likely to cause a default under any Lease or permit the termination or modification of any Lease or the acceleration of any rent or other amounts payable by the tenant or subtenant thereunder.

(d)           Exhibit D contains a complete and correct list of all proposed or uncompleted capital expenditures or major maintenance projects heretofore authorized in connection, in whole or in part, with the business of the Branches.  No work has been done or materials provided for, on or about any of the Real Property or the real property and related improvements that are the subject of any Lease within the one hundred eighty (180) day period ending on the Closing Date for which the person performing such work or providing such materials has not been paid in full.

(e)           To the Knowledge of Seller, the Real Property, including the structures and improvements thereon, are not in violation of, or in conflict with, any applicable laws, rules and regulations, including, without limitation, any applicable zoning, environmental or health regulations or ordinances.

(f)           There is no pending or, to Seller’s Knowledge, proposed or threatened proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop or alter all or any part of the Real Property.

(g)           Seller has delivered to Buyer true and complete copies of the plans, specifications, manuals, most recent title insurance policies and surveys (if any) for the Real Property, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants related to the Real Property, in each case to the extent in Seller’s possession or control.

(h)           Seller has not received any written notice from any insurance company, board of fire underwriters or rating organization (or other body exercising similar functions) (i) claiming any defects or deficiencies which have not been addressed and fully cured or corrected, (ii) requesting the performance of any repairs, alterations or other work which have not been performed, or (iii) claiming any default which, if not corrected, would result in a cancellation of insurance coverage, in each case with respect to the Real Property or the real property and related improvements that are the subject of any Lease.

(i)           There has not occurred any material loss, damage or destruction by fire or other casualty to any Real Property or the real property and related improvements that are the subject of any Lease which has not been fully restored.

(j)           The Real Property and the real property and related improvements that are the subject of the Leases have adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection and parking facilities for the conduct of business by Buyer at the Branches as now conducted by it and that meet all requirements imposed by applicable laws.

4.1.6 Pending Litigation.  There is no action, suit, proceeding, claim, litigation, arbitration or investigation, whether civil, criminal or administrative (a “Claim”), pending or threatened, against or affecting to the business of the Branches, the Assets, the Liabilities or which would reasonably be likely to have a Material Adverse Effect.  There is no outstanding judgment, order, writ, award, settlement, injunction, cease and desist order, memorandum of understanding, regulatory restriction, decree or consent agreement of any court, any arbitrator or arbitration tribunal or any Governmental Body (whether temporary, preliminary or permanent) (an “Order”) against or affecting the business of the Branches, the Assets, the Liabilities or which would reasonably be likely to have a Material Adverse Effect.

4.1.7 Compliance with the Law.  The Seller has obtained and kept in force all licenses, permits, authorizations and approvals required by any Governmental Body to conduct its banking business at the Branches as now conducted by it and to own and operate the properties and assets utilized by it in such business.  No Claim is pending nor has the Seller been threatened with any Claim wherein the remedy sought is the revocation or limitation of any such governmental license or permit and the Seller does not know of any basis or grounds for any such revocation or limitation.  Seller is in compliance with all applicable laws with respect to the Assets, Liabilities and Branches.  The business and operations of the Branches (including the origination and administration of the Assumed Deposit Accounts and the Purchased Account Loans) have been and are being conducted in compliance with all applicable laws, rules, and regulations of all authorities, including any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act of 2011 and the regulations of the Financial Crimes Enforcement Network issued pursuant to Section 314(a) thereof, the investment of funds, the lending of money, the collection of interest and the extension of credit), laws and regulations relating to truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection (including regulations related to the receipt of customer information required by state and federal law concerning taxpayer identification numbers, social security numbers and the like) and any statutes or ordinances or other laws or regulations relating to the business of the Branches.  The business and operations of the Branches (including the origination and administration of the Assumed Deposit Accounts) have been and are being conducted in compliance with Seller’s current BSA Policy (dated January 21, 2013) and the volume and type of Assumed Deposits Accounts designated as “high risk” according to definitions in such policy, which are disclosed on Exhibit E, is accurate.

4.1.8 Account Loans.

(a)           Exhibit F is a complete and correct list, as of March 31, 2013, and as amended and updated as provided in Section 5.2.6, will be a complete and correct list as of the Closing Date, of the specific Purchased Account Loans carried on the books and records of the Branches to be acquired by Buyer, and which states, among other things, with respect to each such loan and loan commitment, the name of the borrower, the original and currently outstanding principal amount thereof, the interest rate thereon, the accrued but unpaid interest thereon, the date of origination, the maturity date, whether the loan is on non-accrual, more than thirty (30) days past due, or as to which a default has been declared.  Except as set forth on Exhibit F, the Seller’s books and records accurately reflect the present principal balance as to each such Purchased Account Loan.

(b)           Except as disclosed on Exhibit F, Seller represents that (i) all of the Purchased Account Loans were made for good, valuable and adequate consideration in the ordinary course of the business of Seller consistent with past practice and in accordance with Seller’s then current policies and procedures, and are not subject to any material known defenses, rights of rescission, setoffs or counterclaims, including any afforded by usury or truth in lending laws, except as otherwise provided by bankruptcy, insolvency or similar laws; (ii) the notes and other instruments evidencing the Purchased Account Loans and all forms of pledges, mortgages and other collateral documents and security agreements are in all material respects enforceable, valid, true and genuine and what they purport to be; (iii) Seller has complied and will through the Closing Date comply in all material respects with all laws and regulations relating to the Purchased Account Loans, or to the extent there has not been such compliance, Seller’s failure to comply will not materially interfere with the collection of any Purchased Account Loan; (iv) the documents provided by Seller to Buyer in connection with Buyer’s review and evaluation of the Purchased Account Loans are true, complete and genuine versions thereof; (v) the terms of the Purchased Account Loans have not been impaired, waived or modified by Seller, except by written instruments contained in the loan files which have been made available to Buyer; and (vi) Seller has properly accounted for all of the Purchased Account Loans, including all interest accruals, in all material respects in accordance with generally accepted accounting principles.

(c)           Except as set forth on Exhibit F, none of the Purchased Account Loans is in default or past due beyond any contractual grace period, and no Purchased Account Loan or any other loan to any borrower who is a borrower under a Purchased Account Loan, or an Affiliate of such a borrower, has been past due beyond any contractual grace period or otherwise in default during the year prior to the date hereof.

(d)           Except as set forth on Exhibit F and as of the date hereof, Seller knows of no current or prospective default by any borrower on any of the Purchased Account Loans or any material adverse circumstances that individually or in the aggregate are likely to cause a default.

(e)           Except as set forth on Exhibit F and as of the date hereof, no Purchased Account Loan has been adversely classified by the Seller or any bank regulatory authority, and no specific reserves have been established respecting any Purchased Account Loan.

4.1.9 No Material Adverse Change.  Since March 31, 2013: (i) the Seller has conducted its business at the Branches in the ordinary and usual course consistent with past practice; and (ii) except as otherwise set forth in Exhibit J, there has not been any fact, circumstances, change or effect that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.1.10 Zoning.  The zoning for any Leased Premises or Real Property permits the presently existing improvements and the continuation of the business presently being conducted on any Leased Premises or Real Property.  The Seller has not commenced, nor has the Seller received notice of the commencement of, any proceeding that would affect the present zoning of any Leased Premises or Real Property.

4.1.11 Environmental Matters.(a)           No portion of any Leased Premises or Real Property is being used or has been used at any previous time by the Seller, or to the Knowledge of the Seller, by persons other than the Seller, for the disposal, storage, treatment, processing or handling of Hazardous Substances nor, to the Knowledge of the Seller, have any such Hazardous Substances been brought or carried onto or migrated in or into any Leased Premises or Real Property.  As used herein, the term “Hazardous Substances” has the meaning set forth in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including petroleum (and all derivatives thereof), asbestos, radon and polychlorinated biphenyls.

(b)           To the Knowledge of Seller, the Leased Premises and the Real Property and all facilities, improvements, operations, and activities thereon are in compliance with all applicable Environmental Laws.

(c)           No Lien has been imposed on the Real Property, or to the Knowledge of Seller, the Leased Premises by any Governmental Authority at the federal, state or local level in connection with the presence of any Hazardous Substance or pursuant to any Environmental Law.

(d)           Seller has not:  (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Leased Premises or the Real Property which has not been fully satisfied; or (ii) received any written request for information, notice, demand letter, administrative inquiry, or complaint pursuant to any Environmental Law or with respect to environmental matters relating to the Leased Premises or the Real Property.

(e)           To the Knowledge of Seller, the Leased Premises and the Real Property do not contain, and have never contained, an “underground storage tank,” as that term is defined in the Resource Conservation and Recovery Act.

(f)           To the Knowledge of Seller, there are no present or past conditions on the Leased Premises or the Real Property involving or resulting from a past or present spill, discharge, leak, emission, injection, escape, dumping or release of any kind of any Hazardous Substance or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Substance on the Leased Premises or the Real Property.

(g)           Seller has not received notice of, nor are there outstanding or, to the Knowledge of Seller, pending or threatened, any public or private claims, lawsuits, citations, investigations or notices or orders of non-compliance relating to the environmental condition of the Real Property or the Leased Premises.  No parcel of the Real Property or parcel of the Leased Premises is currently undergoing investigation, removal, remediation or cleanup of Hazardous Substances.

4.1.12 Books and Records Complete.  The relevant books and records, and all other information relating to the charges, fees, payment history, customer inquiries and other relevant information, which is known and available to Seller, and was made available to Buyer by Seller prior to the execution hereof, are accurate and complete in all material respects and is contained in the relevant books and records.

4.1.13 Tax Returns and Liabilities.(a)           Seller has properly and timely filed, and prior to the Closing Date will properly and timely file, all federal, state, county, local and other Tax Returns required by law to be filed with respect to the business of the Branches, the Assets and the Liabilities and each such Tax Return is true, complete and correct in all material respects and has and will prior to the Closing Date timely paid or withheld and paid all amounts of Taxes on or in respect of the Branches, Assets and Liabilities which are due or accrue through such dates to the appropriate Taxing Authority.

(b)           The records of Seller or any of its subsidiaries transferred to Buyer hereunder contain or will contain all information and documents (including properly completed Forms W-8 and W-9, and, where appropriate, originals of such forms necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the United States Internal Revenue Code.

(c)           No notice of deficiency or assessment of Taxes has been received from any Taxing Authority with respect to the business of the Branches, the Liabilities or the Assets.  There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the Assets).

4.1.14 Title and Liens.  Seller has good and marketable title to the Assumed Deposit Accounts and the Assets free and clear of any Lien of any Person, except as reflected in the Exhibits to this Agreement.  Seller will convey to Buyer on the Closing Date good and marketable title to the Assumed Deposit Accounts and the Assets free and clear of any Lien of any Person, except for such Liens as are as expressly permitted pursuant to this Agreement.

4.1.15 Employee Matters. There are no employment agreements or arrangements between Seller and any of the Designated Employees not terminable without severance on thirty (30) or fewer calendar days’ notice after the Closing Date.  Seller is not a party to any contract or arrangement with any union relating to Designated Employees, and Seller is not aware of any current organizing activities.  No union organizational effort or labor disturbance is likely at the Branches.  The business and operations of the Branches have been and are being conducted in compliance with all applicable laws, rules and regulations affecting labor, employment or employment practices including but not limited to wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, health and safety, employee leave issues, unemployment insurance and workers’ compensation.  There is no pending or threatened Claim involving or related to the Seller and employees at the Branches. No Designated Employee is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by Seller or (ii) to the knowledge or use of trade secrets or proprietary information.  No liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has been incurred by the Seller or by any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability.  No Designated Employee is a participant in a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.

4.1.16 Regulatory Enforcement Actions.

(a)           The Branches, the Purchased Account Loans and the Assumed Deposit Accounts are not specifically subject to, and Seller has not received any notice or advice that any of them may be subject to, any Order or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of commercial banks or engaged in the insurance of deposits of commercial banks or any other governmental agency having supervisory or regulatory authority with respect to Seller which would reasonably be expected to have a Material Adverse Effect or affect Buyer’s or Seller’s ability to consummate the transactions contemplated hereby and Seller does not know of any reason, basis or grounds that any necessary regulatory approvals of the transactions contemplated hereby will not be received.

(b)           Except for regularly scheduled examinations, audits and full and limited scope reviews conducted by Government Bodies under applicable federal and state banking laws, no investigation or review by any Government Body concerning any conflicts or violations by which any Assets or Liabilities or the Branches may be bound or affected is pending or threatened.  Seller received a satisfactory or higher in its most recent examination with respect the Community Reinvestment Act.  Without giving effect to the transactions contemplated hereby, and following the transactions contemplated hereby, Seller is (i) at least “adequately capitalized,” as defined in the Federal Deposit Insurance Act, and (ii) meets all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over the Seller, including any such higher requirement, standard or ratio as applies to institutions engaging in the acquisition of insured institution deposits, assets or branches.

4.1.17 Fixed Assets.  Each of the Fixed Assets having a book value in excess of $10,000 is in good, operable condition and repair (reasonable wear and tear excepted).

4.1.18 Insurance.  Seller maintains in full force and effect insurance on the Assets in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry.

4.1.19 Financing.  At the Closing, Seller will have sufficient Cash, available lines of credit or other sources of immediately available funds to promptly pay to the Buyer the Deposit Transfer and any other amounts to be paid under this Agreement.

4.1.20 Accuracy of Schedules; Sufficiency of Assets.

(a)           Each of the Schedules and Exhibits attached to this Agreement is or will be, as applicable, true and complete, and all information, amounts and balances reflected thereon are or will be, as applicable, accurate and were or will be, as applicable, derived from the books and records of the Seller.

(b)           The Assets and Liabilities, together with the arrangements contemplated in connection with the conversion described in Section 2.8, will be sufficient to enable the Buyer, immediately following the Closing Date, to operate the business of the Branches in all material respects as presently operated by the Seller.

4.1.21 Safe Deposit Boxes.  The Seller is in compliance, in all material respects, with the terms and conditions of the contracts and leases for safe deposit boxes located at the Branches.

4.1.22 General.

  No representation or warranty by Seller contained in this Agreement, nor any Exhibit furnished to Buyer under, in anticipation of or in connection with, this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was made, not misleading.

4.2 Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to Seller as follows:

4.2.1 Powers and Authority.  The Buyer is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Washington with full power and authority to conduct a commercial banking business as now conducted by it.  The Buyer has the full power and authority to enter into and perform this Agreement and any other documents or instruments executed pursuant hereto.  This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof by the Buyer have been duly authorized and approved by all necessary action on the part of the Buyer, which authorization will not have been altered, amended, modified or revoked before the Closing Date, and upon execution this Agreement and the documents and instruments executed pursuant hereto shall constitute a valid and binding obligation of the Buyer enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies).  Further, provided all of the conditions specified in Sections 6.1.1 and 6.1.2 have been satisfied prior to the Closing Date, on the Closing Date the Buyer will have the full power and authority to perform its obligations hereunder.

4.2.2 Other Agreements.  Provided all of the conditions specified in Sections 6.1.1 and 6.1.2 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement and the documents and instruments executed pursuant hereto on behalf of the Buyer and the consummation of the transaction contemplated herein will not:

(a)           Result in the breach of or violate any of the terms or conditions of, or constitute a default under, the Buyer’s Articles of Incorporation or Bylaws;

(b)           Except as would not materially adversely affect the transactions contemplated hereby or the Buyer’s ability to perform its obligations hereunder, result in the breach of or violate any of the terms or conditions of, or constitute a default under, or extinguish any right with respect to any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which the Buyer is a party or subject or by which it or any of its properties or assets may be bound or affected; or

(c)           Except as would not materially adversely affect the transactions contemplated hereby or the Buyer’s ability to perform its obligations hereunder, result in a breach of or violate or constitute a default under, any law, or any rule or regulation of any Governmental Body, or any Order applicable to the Buyer.

4.2.3 Pending Litigation.  There is no Claim pending or, to the Knowledge of Buyer, threatened, involving the Buyer which would materially adversely affect the transactions contemplated hereby or the Buyer’s ability to perform its obligations hereunder.

4.2.4 Regulatory Enforcement Actions.  Buyer has not received any notice or advice that it is or may become subject to any Order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any state or federal agency charged with the supervision or regulation of commercial banks which could have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby by the Outside Date (as may be extended pursuant to Section 7.1(b)) and Buyer does not know of any reason, basis or grounds that any necessary regulatory approvals will not be received by the Outside Date (as may be extended pursuant to Section 7.1(b)).

Article V.

Obligations of Both Parties

5.1 Obligations of Both Parties.  The Seller and the Buyer agree that subsequent to the date hereof and prior to the Closing Date:

5.1.1 Administrative Approvals.  Promptly, and in any event not later than ten (10) Business Days following execution of this Agreement by the Seller and the Buyer, each party shall, with copies to the other party of all submitted material, which copies may be redacted to address reasonable privilege or confidentiality concerns, submit this Agreement, and all necessary and supporting information, to each Banking Agency required to approve the transaction contemplated hereby.  The parties hereto shall also promptly file, either individually or jointly as may be required, all other applications, amendments thereto, supporting documents and affidavits, and shall publish all other notices and perform all other acts which may be required by law or regulation to obtain the final approvals of all Banking Agencies and any other Governmental Body whose approval is a prerequisite to the consummation of the transactions contemplated herein.

5.1.2 Commercially Reasonable Efforts.

(a) Each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to fulfill the conditions of its obligations under this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) promptly obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Lease or Service Contract; (ii) promptly obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Bodies, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Claim by, any Governmental Body; (iii) vigorously resist and contest any Claim and seek to have vacated, lifted, reversed or overturned any Order that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including by vigorously pursuing all avenues of administrative and judicial appeal; and (iv) execute and deliver any additional documents and instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement.

(b) Subject to applicable law and the guidance of any Governmental Body, each of the Seller and the Buyer shall (i) keep the other party apprised of the status of matters that may have a Material Adverse Effect, in the case of Seller, or may have a material effect on timely completion of the transactions contemplated hereby, in the case of Buyer; (ii) to the extent practicable, provide the other party an opportunity to review in advance any material written communication provided to any Governmental Body in connection with the transactions contemplated hereby, which communication may be redacted to address reasonable privilege or confidentiality concerns; and (iii) promptly furnish the other party with copies of written communications received from any Governmental Entity that may have a Material Adverse Effect, in the case of Seller, or may have a material impact on timely completion of the transactions contemplated hereby, in the case of Buyer, which communications may be redacted to address reasonable privilege or confidentiality concerns.

5.2 Obligations of the Seller.  The Seller agrees that subsequent to the date hereof and prior to the Closing Date:

5.2.1 Access to Information.  Without interfering with the normal course of business at the Branches (or such other premises of the Seller at which the items described in this Section 5.2.1 are located), upon reasonable notice the Buyer and its counsel, accountants and other representatives shall have full access at the Branches (or such other premises of the Seller at which the items described in this Section 5.2.1 are located) during normal business hours to all Branch employees, properties, assets, books, accounts, records, contracts and documents of the Seller related to the Branches, Assets to be purchased and Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement and, in addition thereto, the Seller shall furnish or cause to be furnished to the Buyer and its representatives, at the Buyer’s expense, such copies of said books, accounts, records, contracts and documents as may be reasonably requested with respect to the collective Assets to be purchased and Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement.

5.2.2 Conduct of Business. With respect to the Assets to be purchased and Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement, the Seller shall conduct business at the Branches only in the ordinary course consistent with past practice, carry on the Branches’ business practices and keep the Branches’ books of account, records and files in substantially the same manner as heretofore carried on; use its commercially reasonable efforts to preserve the Branches’ business organization intact, to retain the services of the present officers and employees of the Branches and to preserve for the benefit of the Buyer after the Closing the goodwill of holders of Assumed Deposit Accounts and relationships with customers; conduct the business of the Branches and preserve the Assets and Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement in accordance with prudent, safe and sound commercial banking practices and applicable laws, rules and regulations; pay and perform all of the debts, obligations and liabilities incurred in connection, in whole or in part, with the Assets to be purchased and Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement; and duly and timely file all reports and returns required to be filed with any Governmental Body with respect to the business of the Branches.

5.2.3 Ordinary Course and Other Activities.

(a) The Seller shall not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld (a) sell, lease, abandon, assign, transfer, license, mortgage, pledge, encumber or otherwise dispose of any Assets other than the use of Cash on Hand and supplies in the ordinary course of business consistent with past practice, except as otherwise expressly provided herein; (b) transfer any employees, Assets or Deposits from the Branches to the Seller’s other branches, subject, in the case of Assumed Deposit Accounts, to an unsolicited request of an individual depositor; (c) settle or compromise any Claim now pending or commenced subsequent to the date hereof with respect to the Assets to be purchased and Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement; (d) close or re-locate, or file any application to close or relocate, any of the Branches, except as such an application may be necessary to relocate the Branches as a result of a fire or other natural disaster; (e) enter into any contract, agreement, commitment understanding or other arrangement to dispose of the Branches or the Assets or Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement, except as otherwise expressly provided herein; (f) permit the Branches to incur any material liabilities or material obligations (whether directly or by way of guaranty, endorsement, surety contract or otherwise) including any obligation for borrowed money or evidenced by any note, bond, debenture or similar instrument, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice; (g) offer any special rate promotions to customers of the Branches (unless such promotions are offered to all customers of Seller); (h) grant any increase in the general rate of compensation or in the benefits payable to any Branch employee (including retention compensation to Branch employees) over the levels in effect as of the date hereof, other than any regularly scheduled increases; (i) establish new Assumed Deposit Accounts or change pricing with respect to any Assumed Deposit Accounts, in each case other than in the ordinary course of business consistent with past practice; (j) amend, terminate, assign, encumber or extend, in any material respect, any Lease, or make any material improvement to any property subject to any Lease or enter into any lease of any portion of the Real Property; or (k) agree with, or commit to any Person to do any of the things described in Subsections (a) though (j) of this Section 5.2.3(a).

(b) In addition, the Seller shall not, without the prior written consent of the Buyer, increase the total balance of (x) OneAccount Deposits at the Temecula or Riverside Branches and (y) certificates of deposit from the total balance of such Deposits and certificates of deposit as of the date of this Agreement.

5.2.4 Condition of Assets.  The Buyer has been allowed access to the Real Property and the Leased Premises at which the Branches conduct business and is aware of their current condition.  The Seller will continue to maintain the Real Property and the Leased Premises in accordance with its past practices up to the Closing Date.  The Seller makes no implied or express warranties as to the condition of the Real Property, except to the extent expressly provided in Section 4.1.  Following the execution of this Agreement, and continuing through the Closing, the Seller shall maintain the Fixed Assets in the condition existing as of the date of execution of this Agreement, with the exception of wear and tear arising from normal use in the Branches.

5.2.5 Consents.  The Seller will use its commercially reasonable efforts to obtain and deliver to the Buyer on or prior to the Closing Date all required consents authorizing the transfer and assignment to the Buyer of, or the substitution of the Buyer for the Seller under all contracts, agreements and commitments that are to be sold, conveyed, transferred, assigned and delivered to the Buyer hereunder including those set forth in Exhibit D and Exhibit D-1, and the Leases and all other Assets, each such consent to be effective prior to or as of the Closing Date. All such consents shall be in form and substance reasonably satisfactory to the Buyer.

5.2.6 Account Loan, Deposit and Branch Financial Statement and Exhibit D, Exhibit D-1 and Exhibit F Update.  Within ten (10) Business Days of the end of each month between the date hereof and the Closing Date and one Business Day prior to the Closing Date, the Seller shall, deliver to the Buyer: (i) a list of all Deposits setting forth with respect to such Deposits the information referred to in Section 4.1.4; (ii) updated financial information on the Branches, in the form of updated Branch Financial Statements; (iii) an amended Exhibit F, setting forth a list of the specific Purchased Account Loans of the Branches to be acquired pursuant to this Agreement by the Buyer and setting forth with respect to such Purchased Account Loans the information referred to in Section 4.1.8 and updated to reflect additional interest accrued, payments received, loans paid off and to update any loans that are on non-accrual, more than thirty (30) days past due, or as to which a default has been declared; and (iv) an amended Exhibit D and, if applicable, an amended Exhibit D-1, setting forth all contracts and commitments which Seller and Buyer intend that Buyer assume at and after the Closing in accordance with the provisions of this Agreement; provided that in the cases of Subsections (i), (iii) and (iv) of this Section 5.2.6, Seller shall obtain Buyer’s consent to the amended information before such delivery.

5.2.7 No Breach.  The Seller shall not take or fail to take any action which taking or failure would be reasonably likely to cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof, be reasonably likely to have caused or constituted a breach, of any of the representations and warranties set forth in Section 4.1 or the covenants set forth in Sections 5.1 or 5.2, or which may result in the nonsatisfaction of any condition set forth in Sections 6.1 or 6.2; the Seller will, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would be reasonably likely to cause or constitute a breach or would, if it had occurred prior to the date hereof, be reasonably likely to have caused or constituted a breach of any of the representations and warranties set forth in said Section 4.1 or the covenants set forth in Sections 5.1 or 5.2, or which may result in the nonsatisfaction of any condition set forth in Sections 6.1 or 6.2, give detailed notice thereof to the Buyer; and the Seller will use its commercially reasonable efforts to prevent or promptly to remedy such breach or failure, and to perform such covenant or satisfy such condition.

5.2.8 Signage Removal.  The Seller shall remove all signage from the Branches, at the expense of Seller within three (3) Business Days after the Closing Date, and Buyer shall have the right to cover Seller’s signage beginning at the close of business on the Closing Date.  The Buyer shall also be responsible for its signage at its expense.

5.2.9 Account Loan Modifications.  The Seller agrees that it will not modify the terms of any of the Purchased Account Loans once they have been accepted by Buyer as Purchased Loans under Section 2.4(i) (including accelerating any obligation relating to a Purchased Account Loan or waiving any right of value relating to a Purchased Account Loan) without the prior consent of the Buyer, which shall (a) be provided by the Buyer within two (2) Business Days of being notified by the Seller of the request and being provided with a copy of any loan write-up or package prepared by Seller in connection with such modification, and (b) not be withheld unreasonably.  The Seller shall provide prompt written notice to the Buyer of any such modifications of Purchased Account Loans prior to acceptance by Buyer as Purchased Loans under Section 2.4(i) but in no event later than five (5) Business Days prior to the expiration of the applicable 30 or 60-day Buyer objection period under Section 2.4(i).

5.2.10 Title Report.  Seller has furnished Buyer a preliminary title report covering each Real Property issued by Chicago Title Insurance Company (the "Title Company"), including a copy of all matters listed as exceptions in the title report (the "Title Report").  The Buyer agrees that all exceptions in the Title Reports are Permitted Liens, and Seller has approved all exceptions listed in such Title Report; provided, however, that notwithstanding the foregoing, Seller covenants that it shall cause, at or prior to the Closing, the removal of all delinquent property taxes and monetary liens existing on the Real Property, which matters (if any) shall not constitute Permitted Liens.  Seller shall provide a customary owner’s affidavit, gap indemnity, evidence of due formation, existence, capacity and authority of Seller and such other documents, instruments and assurances as the Title Company may reasonably require as a condition to the issuance of the Title Policy (including any endorsements reasonably requested by Buyer), as well as a FIRPTA affidavit and a form certifying that Seller is exempt from California real property withholding taxes.

5.3 Obligations of the Buyer.  The Buyer agrees that subsequent to the date hereof and prior to the Closing Date:

5.3.1 No Breach.  The Buyer shall not take or fail to take any action which taking or failure would be reasonably likely to cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof, be reasonably likely to have caused or constituted a breach, of any of the representations and warranties set forth in Section 4.2 or the covenants set forth in Sections 5.1 or 5.3, or which may result in the nonsatisfaction of any condition set forth in Sections 6.1 or 6.3; the Buyer will, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would be reasonably likely to cause or constitute a breach or would, if it had occurred prior to the date hereof, be reasonably likely to have caused or constituted a breach of any of the representations and warranties set forth in said Section 4.2 or the covenants set forth in Sections 5.1 or 5.3, or which may result in the nonsatisfaction of any condition set forth in Sections 6.1 or 6.3, give detailed notice thereof to the Seller; and the Buyer will use its commercially reasonable efforts to prevent or promptly to remedy such breach or failure, and to perform such covenant or satisfy such condition.

Article VI.

Conditions Precedent to Closing

6.1 Conditions Precedent to Performance by Both Parties.  The obligations of the Buyer and the Seller to consummate the transactions contemplated in this Agreement are expressly subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth in this Section 6.1, which conditions may not be waived by either party without consent of the other party:

6.1.1 Approval of the Banking Agencies.  All Banking Agencies required to approve the transaction shall have granted their approval of the transaction on the terms and conditions described herein.

6.1.2 Other Regulatory Approvals.  All other required regulatory approvals and actions of other Governmental Bodies shall be obtained and taken as necessary to permit consummation of the transactions contemplated herein in accordance with all applicable laws, regulations and orders, and all waiting periods have expired.

6.1.3 No Claims.  There shall not be in effect any Order or any statute, rule, regulation, executive order of any court or Governmental Body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any Claim shall have been instituted or, to the Knowledge of either party hereto, threatened, challenging the legality of such transactions or seeking to restrain their consummation.

6.2 Conditions Precedent to the Buyer’s Performance.  The obligations of the Buyer to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this Section 6.2. The Buyer may waive any or all of the following conditions in whole or in part without prior notice; provided, however, that if the Seller shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Buyer of any of its rights or remedies at law or in equity.

6.2.1 Accuracy of Representations and Warranties.  Each of the representations and warranties of the Seller contained in (a) Section 4.1 hereof (other than the representations and warranties set forth in Sections 4.1.1, 4.1.2, 4.1.5(b), 4.1.9(ii), 4.1.14, 4.1.19 and 4.1.20(b)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on such date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date, and disregarding for purposes of this clause (a) any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge) and (b) Sections 4.1.1, 4.1.2, 4.1.5(b), 4.1.9(ii), 4.1.14, 4.1.19 and 4.1.20(b) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on such date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date and disregarding for purposes of this clause (b) any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or Knowledge).

6.2.2 Performance of Obligations.   The obligations set forth in (a) Sections 5.1 and 5.2 (other than the obligations set forth in Section 5.2.3(b)) to be performed by the Seller on or before the Closing Date shall have been so performed in all material respects and (b) Section 5.2.3(b) to be performed by the Seller on or before the Closing Date shall have been so performed in all respects;

6.2.3 Seller’s Officers’ Certificate.  The Seller shall have delivered to the Buyer a certificate, dated the Closing Date, of its president and chief financial officer certifying that the conditions specified in Sections 6.2.1 and 6.2.2 have been satisfied (the “Seller’s Officers’ Certificate”).

6.2.4 Copies of Documents.  True and complete copies of all documents reasonably requested by the Buyer shall have been furnished to the Buyer promptly after request therefor and, in any event, in advance of the Closing Date.

6.2.5 Lease Assumptions.  The Landlord under each Lease (the “Landlord”) shall have consented to the assignment and assumption of such Lease by the Buyer in such form and content as is reasonably acceptable to Buyer, and Seller shall have paid all costs that may be imposed by a Landlord in connection with such assignment and assumption.  The Lease shall have been assumed by Buyer in accordance with the terms of the Lease and the Landlord shall not have terminated the Lease.  Buyer shall have received an appropriate estoppel certificate from the Landlord (the “Landlord Estoppel Certificate”) in substantially the form of Exhibit K or the form called for by the applicable Lease.  Buyer agrees to accept any commercially reasonable changes to the form of Landlord Estoppel Certificate requested by the Landlord.

6.2.6 Assignments, Etc.  Seller shall have delivered to Buyer executed assignments of promissory notes, assignments of collateral, UCC filing statements, deeds and any other documents reasonably requested by Buyer so as effectively to transfer to Buyer the Assets as provided in Section 2.4 hereof.  All costs of recording such assignments, UCC filing statements, deeds and any other documents supplied at the request of the Buyer shall be the sole responsibility of the Buyer.

6.2.7 Consents.  All necessary third party consents, authorizations and other approvals shall have been obtained.

6.2.8 Title Insurance.  At the Closing, the Title Company shall issue, or shall be irrevocably committed to issue, to Buyer an CLTA Owners’ policy of title insurance (“Title Policy”) for each Real Property with aggregate liability equal to the Real Property Purchase Price, allocated as determined by the Buyer, showing title to the Real Property vested in Buyer and subject only to (A) matters set forth in the Title Report attached as Exhibit L (subject to elimination by Seller of any delinquent property taxes and monetary liens existing on the Real Property, as required by Section 5.1.10) and other Permitted Liens and (B) the standard printed “jacket” exceptions in the form of title policy called for.  Buyer shall have the right to cause the Title Policy to be an ALTA Owner’s Policy of title insurance.  Buyer shall be responsible for any additional cost which may be charged as a result of Buyer’s request for such ALTA policy over and above the cost of the CLTA policy.

6.3 Conditions Precedent to the Seller’s Performance

.  The obligations of the Seller to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this Section 6.3.  The Seller may waive any or all of the following conditions in whole or in part without prior notice; provided however, that if the Buyer shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Seller of any of its rights or remedies at law or in equity.

6.3.1 Accuracy of Representations and Warranties.  Each of the  representations and warranties of the Buyer contained in (a) Section 4.2 (other than the representations and warranties set forth in Sections 4.2.1 and 4.2.2) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on such date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date, and disregarding for purposes of this clause (a) any qualification in the text of the relevant representation or warranty as to materiality, material adverse effect or Knowledge) and (b) Sections 4.2.1 and 4.2.2 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on such date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date and disregarding for purposes of this clause (b) any qualification in the text of the relevant representation or warranty as to materiality, material adverse effect or Knowledge).

6.3.2 Performance of Obligations.  The obligations set forth in Sections 5.1 and 5.3 hereof to be performed by the Buyer on or before the Closing Date shall have been so performed in all material respects.

6.3.3 Buyer’s Officers’ Certificate.  The Buyer shall have delivered to the Seller a certificate, dated the Closing Date, of its president and chief financial officer certifying that the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied (the “Buyer’s Officers’ Certificate”).

Article VII.

Closing

7.1 Closing.

(a) Subject to the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI (other than obligations to be performed at the Closing), the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place the later of: (i) on October 4, 2013 and (ii) if such Closing Date is extended by Seller in its sole discretion under Section 7.1(b), the Outside Date; or at such time or such other date as the Buyer and the Seller may agree, at the Branches or such other place as the Buyer and the Seller agree.  Except as otherwise agreed, the Closing shall be held on a Friday in order to facilitate the operational transition from Seller to Buyer.

(b) If the Closing has not occurred on or before October 4, 2013, because: (i) the written approval of any Banking Agency required by Section 6.1.1 has not been received; (ii) any statutory waiting period required by Section 6.1.2 has not elapsed; or (iii) the approvals from any other Governmental Body required by Section 6.1.2 have not been received, then in any of such events, the Closing Date may be extended by Seller, by giving written notice to Buyer, to the one (1) Business Day prior to the first weekend date that Fiserv Precision can effect the conversion described in the first paragraph of Section 2.8 (the “Outside Date”).  If during such extension period either party determines in good faith that the event or events required by Sections 6.1.1 and 6.1.2 cannot reasonably be anticipated to occur prior to the Outside Date, then such party may give a written notice to the other party terminating this Agreement, which notice shall be effective ten (10) calendar days following the date the notice is deemed given pursuant to Section 10.1.  This Section 7.1(b) shall not limit the rights of the parties to further extend the Closing Date by mutual written agreement.

(c) The date as of which the Closing occurs as provided in this Article VII shall be the “Closing Date”.

7.2 Seller’s Obligations at the Closing.  At the Closing, the Seller shall do the following:

7.2.1 Transfer of Assets.  The Seller shall execute, acknowledge and deliver to Buyer Grant Deeds with respect to the Real Property in the form attached hereto as Exhibit Q and the Bill of Sale attached hereto as Exhibit M and shall otherwise convey, transfer, assign and deliver to the Buyer, good and marketable title to the Assets.  The Seller shall deliver to the Buyer the Assignment and Assumption of each Lease Agreement and the Assignment and Assumption Agreement for Liabilities attached hereto as Exhibits N and O, respectively.

7.2.2 Certificates and Further Documents.  The Seller shall deliver to the Buyer all of the documents and other instruments to be delivered to the Buyer pursuant to Sections 6.1 and 6.2 hereof and not previously furnished to the Buyer and such other certificates and documents as may reasonably be requested by the Buyer with respect to the satisfaction of the conditions specified in Sections 6.1 and 6.2 hereof.

7.2.3 Premises, Books and Records.  The Seller shall deliver physical possession of the Branches and all Assets consisting of tangible personal property, including, without limitation, all books and records related to the Assets to be purchased and the Liabilities and obligations to be assumed by the Buyer pursuant to this Agreement, and all other books and records to be transferred pursuant to this Agreement, including all records in storage, and shall provide all keys and security codes and such other access information necessary to consummate the Agreement.

7.2.4 Payment of Deposit Transfer.  Pursuant to Section 3.1 hereof, the Seller shall make the payments and transfers so required to the Buyer in Cash by wire transfer to an account at the Buyer’s main office (such payment to be made no later than 1:00 P.M. (Pacific Time)), on the Closing Date, and, in the event of Initial Determination pursuant to Section 3.1 requiring payments and transfers to be made by Seller, Seller shall make the payment and transfers so required within the time periods set forth in Section 3.2.

7.3 Buyer’s Obligations at the Closing.  At the Closing, the Buyer shall do the following:

7.3.1 Assumption of Liabilities.  The Buyer shall deliver to the Seller the Assignment and Assumption of each Lease Agreement and the Assignment and Assumption Agreement for Liabilities attached hereto as Exhibits N and O, respectively, whereby the Buyer assumes and agrees to perform and discharge: (i) all of the liabilities set forth in Section 2.1 hereof and (ii) all of the obligations which are set forth in Section 2.2 hereof and which arise after the Closing Date or are to be performed after the Closing Date, except those obligations set forth in Sections 2.2 hereof, if any, which cannot be transferred without the consent of third parties and as to which the Seller shall have been unable to obtain such consent.

7.3.2 Initial Determination.  In the event of an Initial Determination pursuant to Section 3.1 requiring payments and transfers to be made by the Buyer, and the Buyer shall make the payment and transfers so required within the time periods set forth in Section 3.1.

7.3.3 Further Documents.  The Buyer shall deliver the documents and other instruments to be delivered to the Seller pursuant to Sections 6.1 and 6.3 hereof and not previously furnished to the Seller and such other certificates and documents as may reasonably be requested by the Seller with respect to the fulfillment of the conditions set forth in Sections 6.1 and 6.3 hereof.

Article VIII.

Obligations of the Parties After the Closing

8.1 Seller’s Obligations.  The Seller agrees that, after the Closing Date:

8.1.1 Notification of Account Debtors and Creditors.  Promptly after the Closing Date:  (i) the Seller shall notify all persons obligated to make payments under loans carried on the books and records of the Branches as of the close of business on the Closing Date and not transferred to the Buyer under the terms hereof to make all future payments in respect of said obligations to a specified address other than that of the Branches and (ii) the Seller shall, if the Buyer so elects, notify all Persons obligated to make payments under Purchased Account Loans carried on the books and records of the Branches which are acquired by the Buyer pursuant to this Agreement, to make payments thereof to the order of the Buyer.

8.1.2 Employees of the Branches; Non-solicitation of Employees by Seller.

(a)           From and after the date of this Agreement, all persons then employed by Seller at the Branches below the level of Regional Vice President (the “Designated Employees”) will be evaluated for offers of employment by Buyer, subject to Buyer’s background checks and final evaluation of its staffing needs at the Branches, with such staffing needs to be determined in Buyer’s sole discretion.  Designated Employees, if offered employment, will be offered employment by Buyer, effective the day after Closing Date, at base wages and salaries no less favorable than the wages and salaries currently being paid by Buyer to its employees with comparable positions, and shall be provided information regarding Buyer’s employee benefit plans and policies.  Seller shall terminate the employment of all Designated Employees who are offered employment by Buyer as of the Closing Date.

(b)           From and after the Closing Date, all Designated Employees who accept an offer of employment and begin employment with Buyer after the Closing Date (the “Continuing Employees”) shall be eligible to participate in Buyer’s employee benefit plans, on the same terms available to similarly situated employees of Buyer, to the extent and in a manner consistent with Buyer’s benefit plans (i) with full credit for purposes of eligibility and vesting of prior service to the extent it would have been credited by Seller for purposes of eligibility and vesting (provided that no such crediting will result in duplication of benefits for any time period), and (ii) without any waiting periods that would have been satisfied by counting service with Seller, except that the Continuing Employees will not be eligible to contribute to the Buyer’s 401(k) plan until the first day of the calendar month following the month in which the Continuing Employees become employees of Buyer, and (iii) without any evidence of insurability or application of any pre-existing condition limitations that would not apply if the employee’s service and insurance coverage with Seller had been with Buyer and under health plans of Buyer.

(c)           The Seller shall pay all compensation owed to the Continuing Employees for work performed up to and including the Closing Date, including accrued vacation pay.  Nothing in this Agreement shall be construed to preclude the Seller from offering any employee(s) of the Branches who are not Designated Employees continued employment with Seller.

(d)           Seller will cooperate with Buyer’s efforts prior to the Closing Date to train certain of the Designated Employees with regard to Buyer’s systems, procedures, products and services.  Seller agrees to make available for such training during business hours those Designated Employees who have been offered employment by Buyer as reasonably requested by Buyer, to the extent that Seller can do so without disruption of the normal operations of the Branches.  If Seller is unable to arrange for adequate time for such training during normal business hours, Seller will cooperate with Buyer in arranging for such training during non-business hours.

(e)           From the date of this Agreement and for a period of one (1) year following the Closing Date, Seller shall not, and shall cause each of Seller's current and future employees, agents, representatives and Affiliates not to, directly or indirectly, without the prior written consent of Buyer (which consent shall be given with respect to any Designated Employee who does not receive an offer of employment from Buyer), hire, solicit, recruit, request, cause, induce or encourage (i) any Designated Employee not to accept employment with Buyer or to accept or continue employment with an entity or person other than Buyer, or (ii) any Continuing Employee to modify or terminate his or her employment with Buyer.  Nothing herein shall prevent Seller or any current or future Affiliate of Seller from (x) advertising to the general public any employment opportunities (which advertisements are not targeted at Designated Employees or Continuing Employees) or (y) hiring any Continuing Employees who respond to such general advertising or who seek employment with Seller, in either case, without any solicitation prohibited by this covenant.  The covenants set forth in this Section 8.1.2 shall survive for the periods set forth herein.

8.1.3 Non-solicitation of Branch Customers by Seller and Non-Compete.

(a)           For a period of one (1) year following the Closing Date, the Seller, including its directors, officers and employees, will not directly solicit deposits, loans or other business from or to persons who were Branch customers and depositors on the Closing Date, except as may occur in connection with advertising or solicitations directed to the public or Seller’s customer base generally. The covenant set forth in this Section 8.1.3 shall survive for a period of one (1) year following the Closing Date.

(b)           For a period of one (1) year following the Closing Date, the Seller shall not open any new, or relocate any existing branch office at which Deposits are accepted within three (3) miles of any Branch; provided that Seller shall not be required to close any such office that, as of the date hereof, exists within such three (3) mile radius; provided, further that Seller shall be entitled to relocate any such office that, as of the date hereof, exists within such three (3) mile radius to another location within such three (3) mile radius solely in the case that the lease with respect to such office expires.  For the avoidance of doubt, nothing in this Section 8.1.3(b) shall prohibit the Seller from acquiring any entity that has existing office(s) at which Deposits are accepted that are within such three (3) mile radius or any deposit-taking branch or other offices of any entity.

8.1.4 Books and Records.  The Seller agrees that it will use its reasonable efforts to deliver to Buyer all books and records relating to the Assets, Liabilities and obligations to be assumed by the Buyer pursuant to the terms of this Agreement and the Branches, as well as the Transferred Employee Records, on or no later than the close of the next Business Day after the Closing or as soon as possible thereafter.

8.1.5 Conversion.  Unless Buyer completes the conversion described in the first paragraph of Section 2.8, Seller shall use its commercially reasonable efforts to have available for delivery to Buyer by no later than approximately 6:00 A.M. (local time) on the morning of the day following the Closing Date (I) hard copy (printed) lists, original signature cards and all related original documents for the Assumed Deposit Accounts maintained at Seller’s Branches or elsewhere, which lists shall identify each Assumed Deposit by type of account, with appropriate information regarding the depositor and the terms of the account and (II) the Compact Disc (CD) (if requested by Buyer).  Buyer shall have the responsibility of making and paying for the appropriate courier arrangements to pick up from Seller the items referred to in (I) and (II) above and to deliver the items referred to in (I) to the appropriate location and the items referred to in (II) to the Buyer’s system vendor.

8.2 Buyer’s Obligations.  The Buyer shall mail notification as and when may be required by, and pursuant to, the Federal Deposit Insurance Act to all persons holding Assumed Deposit Accounts. In addition, the Buyer may, but shall not be obligated to, notify all persons obligated to make payments under Purchased Account Loans and other receivables acquired by the Buyer hereunder to make all payments in respect of said obligations payable to the order of the Buyer at the Branches and send appropriate notice to all holders of Assumed Deposit Accounts, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorization from Seller to Buyer.  Buyer shall, commencing on the first (1st) Business Day following the Closing Date, deliver to the originators of the direct deposits to Assumed Deposit Accounts and the originators of direct debits to Assumed Deposit Accounts, notices of change instructing such originators to change the routing transit number for such deposits and debits from Seller’s routing transit number to Buyer’s routing transit number.  The Seller hereby agrees to cooperate with and assist the Buyer in preparing name and address lists of the depositors and borrowers referred to in this Section 8.2 and, at the request of the Buyer, shall execute any such notices given to borrowers with respect to Purchased Account Loans acquired by the Buyer hereunder.

8.3 Prorations; Obligations of Both Parties After the Closing.

8.3.1 Transit Items.  After the Closing, each party hereto shall use its commercially reasonable efforts to assist the other party in the adjustment and delivery of all overages and shortages of documentary and cash items in transit and items in collection as of the Closing Date, as the interest in such items of the respective parties hereto may appear.

8.3.2 Further Documents.  After the Closing: (i) each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds, documents and other instruments, and will take or cause to be taken all further or other action, as the other party or its counsel may reasonably deem necessary or desirable in order to vest in and confirm to the Buyer title to and possession of all of the Assets and to carry out the full intent and purpose of this Agreement and (ii) each of the parties will permit the other access to and the right to inspect and copy the books and records of such party as may be reasonably necessary or appropriate to enable such other party to prepare such further documents, instruments, reports or tax returns as such other party or its counsel determine to be necessary.

8.3.3 Prorations; Sales and Use Taxes; Insurance; Real Property Closing Costs.

(a) Prorations.  The Seller and the Buyer agree that all expenses of operating the Branches prior to, on or after the Closing Date, real estate property taxes and assessments, state and local personal property taxes, expenses for utilities, telephone and other communication, rent and other charges related to the Leases and payments in respect of the contracts, commitments and agreements relating to the Assets and the Liabilities and obligations to be transferred at the Closing, including pre-paid expenses, but excluding wages, salaries, accrued vacations and other employee expenses shall, to the extent possible, be determined and prorated as of the Closing Date in connection with the Initial Determination, or the Final Determination, if necessary.  To the extent that such expenses are not capable of being prorated as of the Closing Date, such expenses shall, to the extent possible, be prorated by the Buyer and the Seller within thirty (30) calendar days after the Closing Date and: (i) all such expenses paid by the Seller on or prior to the Closing Date and attributable to the operation of the Branches after the Closing Date (including any payments by the Seller in respect of any of the contracts, commitments and agreements referred to in Section 2.2 hereof) shall be paid within fifteen (15) Business Days after notice from the Seller to the Buyer of the amount thereof not prorated as of the Closing Date in connection with the Initial Determination, or the Final Determination, if necessary and (ii) all such expenses unpaid at the Closing Date and attributable to the operation of the Branches on or prior to the Closing Date (including any payments by the Buyer in respect of any of the contracts, commitments and agreements referred to in Section 2.2 hereof) shall be paid within fifteen (15) Business Days after notice from the Buyer to the Seller of the amount thereof not prorated as of the Closing Date in connection with the Initial Determination or the Final Determination, if necessary.  The Buyer shall, after the Closing, hold the Seller harmless from any liability on account of and shall pay to the Seller, within fifteen (15) Business Days after notice from the Seller to the Buyer of the amount thereof, any payments by the Seller on account of any amounts to be paid by the Buyer pursuant to clause (i) of the immediately preceding sentence, and the Seller shall, after the Closing, hold the Buyer harmless from any liability on account of and shall pay to the Buyer, within fifteen (15) Business Days after notice from the Buyer to the Seller of the amount thereof, any payment by the Buyer on account of any amounts to be paid by the Seller pursuant to clause (ii) of the immediately preceding sentence. The party making any such request for reimbursement pursuant to the provisions of this Section 8.3.3 shall be assumed to have made such payment to the ultimate recipient of each such prorated payment.

(b) Sales and Use Taxes.  The Buyer and the Seller agree that all sales and use taxes, if any, payable in connection with this Agreement and the transactions hereby contemplated, shall be paid one-half (1/2) by the Buyer and one-half (1/2) by the Seller.

(c) Insurance.  The Buyer and Seller agree that no insurance policies are to be prorated, that the Buyer will procure or maintain its own insurance with respect to the Branches effective as of the Closing Date, and that the Seller shall have no responsibility to maintain insurance with respect to the Assets or the operations of the Branches after the Closing Date.

(d) Real Property Closing Costs.  If the parties determine to establish an escrow to effect the sale of the Real Property, then Seller and Buyer shall each pay one-half of any escrow fee charged by the Title Company in connection with the transfer of any Real Property.  Seller shall pay the standard premium for the CLTA portion of Buyer’s Title Policy, and Buyer shall pay for extended coverage or any other endorsements desired by Buyer, including an ALTA endorsement.  Buyer shall pay the recording costs.  Any documentary, excise or transfer fees and taxes shall be paid one-half (1/2) by the Buyer and one-half (1/2) by the Seller.  Any other miscellaneous closing costs with respect to the transfer of the Real Property shall be allocated as is customary in connection with commercial real estate transactions in California.

8.3.4 Confidentiality.  Neither party shall divulge or communicate, except as may be required by applicable law, use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of the other acquired in connection with or in any manner relating to this Agreement and the transactions contemplated herein or any term or condition of this Agreement, except for communication by either party of any confidential information to any bank regulatory agency having supervisory jurisdiction over such party, to any Affiliate of such party or in response to any subpoena or other legal process legally enforceable against such party; provided, however, that the foregoing shall not apply to any information which either party (hereinafter the first party) can demonstrate to the second party (i) is generally available to or known by the public other than as a result of disclosure by the first party, (ii) was obtained from a source other than the first party, provided that such source was not bound by a duty of confidentiality to the second party with respect to such information, or (iii) is required by applicable securities laws.  The obligations of the parties under this Section 8.3.4 shall survive the termination of this Agreement.

Article IX.

Termination

9.1 Termination.

(a)           Notwithstanding any provision to the contrary herein, this Agreement may be terminated:

(1)           At any time prior to the Closing Date:

(i)           by mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer;

(ii)           by either the Seller or the Buyer if the Closing shall not have taken place on October 4, 2013 and Seller has not elected to extend the Closing Date to the Outside Date pursuant to Section 7.1(b);

           (iii)           by either the Seller or the Buyer if the Closing shall not have taken place on the Outside Date if Seller has elected to extend the Closing Date to the Outside Date pursuant to Section 7.1(b); in which case Buyer shall pay Seller, within five (5) Business Days after such termination, a termination fee amount equal to the sum of $1 million as liquidated damages (provided such failure to close on the Outside Date was not the result of a breach of Seller's obligations hereunder);

(iv)           by the Seller if (A) any of the conditions set forth in Sections 6.1 or 6.3 hereof shall not have been satisfied on or prior to the Closing Date or shall become incapable of satisfaction by such date; or (B) a Claim of the type referred to in Section 6.1.3 hereof shall have been instituted; and

(v)           by the Buyer if: (A) any of the conditions set forth in Sections 6.1 or 6.2 hereof shall not have been satisfied on or prior to the Closing Date or shall become incapable of satisfaction by such date; (B) a Claim of the type referred to in Section 6.1.3 hereof shall have been instituted; or (C) subsequent to the date hereof and prior to the Closing Date any legislation, rule, regulation, proclamation, order or action by any Governmental Body has been enacted, adopted, promulgated, taken or otherwise become effective, which would reasonably be likely to have a Material Adverse Effect; and

(vi)           by Seller, in the event of a breach by Buyer of any representation, warranty or agreement contained herein that would reasonably be expected, individually or in the aggregate, to have a material effect on timely completion of the transactions contemplated hereby which is not cured or cannot be cured within fifteen (15) calendar days after written notice of such termination has been delivered to Buyer; provided, however, that termination pursuant to this Section 9.1 shall not relieve Buyer of liability for such breach or otherwise;

(vii)           by Buyer, in the event of a breach by Seller of any representation, warranty or agreement contained herein that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect which is not cured or cannot be cured within fifteen (15) calendar days after written notice of such termination has been delivered to Seller; provided, however, that termination pursuant to this Section 9.1 shall not relieve Seller of liability for such breach or otherwise; and

(viii)           by Seller in the event a Superior Proposal is received and accepted by Seller or Bancorp, in which case Seller shall pay Buyer, on the date of such termination, a termination fee amount equal to the sum of (x) $1 million and (y) all out-of-pocket fees and expenses incurred by Buyer (and non-cancelable expenses committed to be incurred by Buyer) in connection with the transactions contemplated by this Agreement, including due diligence efforts, the negotiation and preparation of this Agreement, the preparation and filing of any regulatory applications and notices and the undertaking of the transactions contemplated by this Agreement, including the fees and expense of Buyer’s accounting, financial and investment banking advisors, legal counsel and credit review.

(b)           If any party hereto desires to terminate the Agreement pursuant to Section 9.1(a) hereof, such power of termination may be exercised only by giving written notice, signed on behalf of such party by its President and Chief Executive Officer, to the other party.

(c)           In the event of termination of this Agreement as provided in Section 9.1(a) hereof, this Agreement shall become void and have no effect, and none of the Seller, the Buyer or any of their respective Affiliates, officers, directors or shareholders shall have any liability of any nature whatsoever hereunder or in connection with the transactions contemplated hereby, except that (i) the confidentiality provisions of Section 8.3.4 and this Section 9.1(c) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither of the Seller or the Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.2 Acquisition Proposals.  Seller agrees that neither it nor First PacTrust Bancorp, Inc. (“Bancorp”) nor any of their respective directors, officers, employees or other representatives shall, and that they shall use their best efforts to instruct and cause their respective representatives not to, directly or indirectly:

(a)           initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Bancorp or Seller that would preclude the sale of the Branches to Seller (“Acquisition Proposal”);

(b)           engage in, continue or otherwise participate in any discussions or negotiations concerning, or provide any non-public information or data to, any Person relating to, an Acquisition Proposal; or

(c)           otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, nothing contained in this Agreement shall prevent Bancorp, Seller or their respective directors, officers, employees or other representatives from: (i) complying with its disclosure obligations under federal or state law; (ii) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Change-in-Control Acquisition Proposal; (iii) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Change-in-Control Acquisition Proposal or (iv) recommending such an Change-in-Control Acquisition Proposal to the shareholders of Bancorp or Seller, if and only to the extent that, in each such case referred to in clause (ii), (iii) or (iv) above, (A) Bancorp board of directors determines in good faith (after consultation with outside legal counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law and (B) Bancorp board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Change-in-Control Acquisition Proposal, if accepted, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to shareholders of Bancorp from a financial point of view than the transactions contemplated by this Agreement. A Change-in-Control Acquisition Proposal which is received and considered by Bancorp in compliance with this Section 9.2 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal.”  For purposes of this Agreement, a “Change-in-Control Acquisition Proposal” means an Acquisition Proposal:  (i) regarding the acquisition of greater than 50% of the outstanding voting securities of Bancorp or Seller or for greater than 50% of the consolidated assets of Bancorp; (ii) which expressly and in writing is conditioned upon the termination of this Agreement; and (iii) in connection with which the Bancorp board of directors determines in good faith (after consultation with outside legal counsel) that the consummation of the transactions described in this Agreement would reasonably be expected to be a violation of its fiduciary duties under applicable law.  Seller agrees that it or Bancorp will notify Buyer promptly, but in no event later than one (1) Business Day, of the receipt of any Acquisition Proposal and the substance thereof, including the identity of the Person making the Acquisition Proposal and the terms and conditions thereof, and will keep Buyer apprised of any related developments, discussions and negotiations related thereto on a current basis.

Article X.

Miscellaneous Provisions

10.1 Notices.  All notices, requests, demands, waivers or other communications hereunder must be in writing and shall be deemed given on the date delivered when delivered in written form by hand or by telegraph, telex or facsimile transmission, or the day after being sent from within the continental United States by overnight delivery or courier service, or three (3) calendar days after posting by registered mail or certified mail with return receipt requested, proper postage prepaid, to the parties at the following addresses or at such other addresses as may be specified by a like notice:

If to the Buyer:
AmericanWest Bank
1201 Third Avenue, Suite 1580
Seattle, Washington 98101
Attn:           Philip A. Donnelley
EVP/General Counsel
Fax:           (206) 395-2199

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attn:           David C. Eisman
Fax:           (213) 621-5381

If to the Seller:
Pacific Trust Bank, FSB
18500 Von Karman Ave., Suite 1100
Irvine, California 92612
Attn:           Robert M. Franko
President and
Chief Executive Officer

with a copy (which shall not constitute notice) to:
First PacTrust Bancorp, Inc.
18500 Von Karman Ave., Suite 1100
Irvine, California 92612
Attn:           John C. Grosvenor
Executive Vice President
and General Counsel

and

King, Holmes, Paterno & Berliner, LLP
1900 Avenue of the Stars, 25th Floor
Los Angeles, California 90067
Attn:           Keith T. Holmes, Esq.
Fax:           (310) 282-8903

10.2 Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless in a writing executed by the party making the waiver.

10.3 Third Party Rights.  Nothing in the Agreement, whether expressed or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective legal representatives, successors and assigns; nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third persons to any party to this Agreement; nor shall any provision hereof give any third person any right of subrogation or action over or against any party to this Agreement.

10.4 Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their legal representatives, successors and assigns; provided, however, that no assignment of this Agreement or any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party and no assignment by any party hereunder shall relieve said party of any of its obligations or duties hereunder; provided, further, that, notwithstanding the foregoing, the Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more wholly owned subsidiaries of SKBHC Holdings LLC, but such assignment shall not result in any delay in the consummation of the transactions contemplated hereby or relieve the Buyer of any of its obligations or liabilities arising hereunder.

10.5 Brokers.  Each party shall bear the fees and expenses of any agent, broker or investment banker engaged by such party relating to this Agreement and each party hereby agrees to indemnify the other party and hold it harmless from and against any claims for any commissions, finder’s fee or other like payment relating to this Agreement or to the transactions contemplated hereby resulting from the engagement of any agent or broker by such indemnifying party.

10.6 Survival of Warranties and Obligations.  All representations and warranties made herein by the parties to this Agreement shall survive the Closing Date for a period of two (2) years, all covenants and agreements contained in this Agreement shall survive the Closing Date in accordance with their respective terms and the obligations contained in Section 10.12(b)(iii) shall survive the Closing Date for a period of three (3) years; provided that, in either case, if notice of any claim for indemnification under Section 10.12 has been given within the survival period, such claim shall survive until such time as such claim is finally resolved.

10.7 Severability.  If any provision of this Agreement, as applied by any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of the other provisions of this Agreement.

10.8 Expenses.  Except as otherwise specifically provided herein, all expenses incurred by the Buyer in connection with this Agreement shall be paid and discharged by the Buyer and all expenses incurred by the Seller in connection with this Agreement shall be paid and discharged by the Seller and none of the Seller’s expenses in connection herewith shall be charged to the Branches.

10.9 Counterparts.  The Agreement may be executed simultaneously or in one (1) or more counterparts, each of which may be deemed an original, but all of which together shall constitute one (1) and the same instrument, it not being necessary in making proof of this Agreement to produce or account for more than one (1) counterpart executed by each party hereto.

10.10 Headings and Construction.  All section headings are included only for convenience and are not intended to be a full and accurate description of the contents of the sections hereof and in no way limit, define or describe the scope or intent of this Agreement or any provisions hereof.

10.11 Governing Law.  This Agreement, to the extent applicable, shall be construed in accordance with, and governed by, federal banking laws and the laws of the State of California.

10.12 Indemnification.  Seller and Buyer each agree to indemnify and hold the other (references in this Section 10.12 to either party shall include its Affiliates and its and their representatives, agents, employees, successors and assigns) harmless as follows:

(a)           Buyer agrees to indemnify and hold Seller harmless from and against, and to reimburse Seller promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorney’s fees) which Seller may suffer as a result of any action or omission of Buyer on or following the Closing Date in connection with the Assets, Liabilities and obligations to be assumed by Buyer hereunder or any other aspect of the business operations of the Branches as in effect on or following the Closing Date.

(b)           Seller agrees to indemnify and hold Buyer harmless from and against, and to reimburse Buyer promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorneys’ fees) which Buyer may suffer as a result of (i) any action or omission of Seller prior to the Closing Date in connection with the Assets, Liabilities and obligations to be assumed by Buyer hereunder or any other aspect of the business operations of the Branches as in effect prior to the Closing Date, (ii) the Retained Assets or the Retained Liabilities whether arising prior to or after the Closing Date and (iii) the Covered Purchased Account Loans whether arising prior to or after the Closing Date; provided, however that Seller shall have no liability with respect to Covered Purchase Account Loans to the extent arising more than three (3) years after the Closing Date, or with respect to any individual Covered Purchase Account Loan, an amount greater the committed amount as reflected in Exhibit F.

(c)           The amounts recoverable by either party with respect to any such claims against the other shall reflect, and such other party shall only be obligated to pay, the net amount of damages suffered by the other party entitled to recovery after giving effect to any insurance proceeds recoverable with respect to such matters.  Each party shall select counsel and pay for the defense of the other party with respect to any claim against which such paying party is obligated to indemnify such other party as provided in this Section 10.12.  If such other party chooses to have counsel of its choosing in addition to that provided by the paying party, it may do so at its sole expense.  Each party shall provide to the other written notice of any claim to which such other party’s indemnity obligations hereunder do or may apply within thirty (30) Business Days after becoming aware of the existence of such claim; provided that the failure to give such notice in such time shall affect the rights of an indemnified party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the indemnifying party with respect such claim.

10.13 Damage or Destruction.  Notwithstanding any other provision of this Agreement, in the event, prior to the Closing, Seller suffers a material loss due to earthquake, fire, flood, accident or other casualty which in the good faith and reasonable opinion of Buyer substantially and adversely affects the value of the Assets taken as a whole, Buyer shall have the right to terminate this Agreement by giving written notice to Seller.  Should Buyer not terminate this Agreement, (i) Buyer shall take the Assets as is, (ii) all insurance proceeds paid or payable to Seller with respect to the applicable Assets shall belong to Buyer and shall be paid over and assigned to Buyer at Closing (provided, however, any rental abatement or business interruption proceeds shall be prorated pursuant to Section 8.3 when such proceeds are paid), and (iii) the Real Property Purchase Price shall be reduced by the amount of any applicable deductibles under Seller's applicable insurance policies.

10.14 Press Release.  The Seller and the Buyer shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed in counterparts by their respective presidents and secretaries and their respective corporate seals to be hereunto affixed as of the date first above written.

BUYER:	AMERICANWEST BANK By: /s/ Scott Kisting Name: Scott Kisting Title: Chief Executive Officer By: /s/ Craig Moore Name: Craig Moore Title: Assistant Secretary
SELLER	PACIFIC TRUST BANK, FSB By: /s/ Robert M. Franko Name: Robert M. Franko Title: President By: /s/ Angelee J. Harris Name: Angelee J. Harris Title: Assistant Corporate Secretary